                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           DISCOUNT AUTO PARTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           (Discount Auto Parts Logo)

                                                                 August 18, 1998

Dear Stockholder:

     On behalf of the Board of Directors and all the team members of Discount Auto Parts, Inc. I am pleased to invite you to the Annual Meeting of Stockholders of Discount Auto Parts, Inc., which will be held at the Lakeland Center, 700 West Lemon Street, Lakeland, Florida at 10:30 A.M., local time, on Tuesday, October 6, 1998. I hope you will be able to join us to review the year and the progress of your company.

     The items of business to be acted on during the meeting are listed in the Notice of Annual Meeting of Stockholders and are described more fully in the Proxy Statement. In addition, the formal business of the meeting will include a report on operations followed by a question and discussion period.

     TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED, I URGE YOU TO VOTE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE WHICH IS PROVIDED, WHETHER OR NOT YOU EXPECT TO BE PRESENT. YOU MAY, OF COURSE, ATTEND THE ANNUAL MEETING AND VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

     I look forward to seeing you at the meeting, and on behalf of the Board of Directors and team members of Discount Auto Parts, Inc. I want to thank you for your continued support and confidence in us.

                                          Sincerely,

                                          /s/ Peter J. Fontaine
                                          PETER J. FONTAINE
                                          Chairman of the Board and
                                          Chief Executive Officer

                           (Discount Auto Parts Logo)

                           DISCOUNT AUTO PARTS, INC.
                            4900 FRONTAGE ROAD SOUTH
                            LAKELAND, FLORIDA 33815

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 6, 1998

To The Stockholders Of
Discount Auto Parts, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Discount Auto Parts, Inc. will be held on Tuesday, the 6th day of October, 1998, at 10:30 A.M., local time, at the Lakeland Center, 700 West Lemon Street, Lakeland, Florida for the following purposes:

          1. To elect two Class III directors to serve for three-year terms;

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The close of business on August 10, 1998 has been fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. Stockholders are requested to vote, date, sign and mail the enclosed proxy promptly in the enclosed addressed envelope. If you should be present at the meeting and desire to vote in person, you may withdraw your proxy.

                                          By Order of the Board of Directors,

                                          /s/ C. Michael Moore
                                          C. MICHAEL MOORE
                                          Secretary

August 18, 1998

                           (Discount Auto Parts Logo)

                           DISCOUNT AUTO PARTS, INC.
                            4900 FRONTAGE ROAD SOUTH
                            LAKELAND, FLORIDA 33815

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of                                           August 18, 1998
Discount Auto Parts, Inc.:

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Discount Auto Parts, Inc. (the "Company"), from the holders of the Company's common stock, par value $.01 per share (the "Common Stock"), to be used at the Annual Meeting of Stockholders and at any adjournments thereof. This meeting will be held at 10:30 A.M., Local Time, on Tuesday, October 6, 1998, at the Lakeland Center, 700 West Lemon Street, Lakeland, Florida.

     Any proxy given pursuant to this solicitation may be revoked by notice in writing to the Secretary prior to the voting, by delivering a proxy bearing a later date or by attending the Annual Meeting and voting the shares in person. No such notice of revocation or later-dated proxy, however, will be effective until received by the Company at or prior to the Annual Meeting. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournment thereof. The giving of the proxy does not affect the right to vote in person should the stockholder attend the meeting.

     The entire cost of preparing and mailing the proxy material will be borne by the Company. Solicitation of proxies will be made by mail, personally, or by telephone or telegraph, by officers, directors and regular employees of the Company. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the stockholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred thereby.

     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, whether you plan to attend or not, you are urged regardless of the number of shares of stock owned, to vote, date, sign and return the enclosed proxy promptly.

     The approximate date on which this proxy is to be mailed to stockholders is August 28, 1998.

     Shares of Common Stock are the only outstanding voting securities of the Company.

     The Board of Directors, in accordance with the bylaws, has fixed the close of business on August 10, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders and adjournments thereof. At the close of business on such date, the outstanding number of voting securities of the Company was 16,637,937 shares of Common Stock, each of which is entitled to one vote. All votes will be tabulated by employees of ChaseMellon Shareholder Services, the Company's transfer agent for the Common Stock. An employee of ChaseMellon Shareholder Services and an employee of the Company are expected to serve as the inspectors of election. Abstentions and broker non-votes are each included in the determination of the number of shares present but are not counted on any matters brought before the meeting.

1.  ELECTION OF DIRECTORS -- ITEM ONE ON YOUR PROXY CARD

     The current terms of the three classes of directors expire in 1998 (Class III directors), 1999 (Class I directors) and 2000 (Class II directors). Directors are generally elected for three-year terms.

     Two directors (the Class III directors) are to be elected at the 1998 Annual Meeting. The Board of Directors has nominated the following named persons to stand for election at the 1998 Annual Meeting for the two Class III director seats (terms expiring in 2001):

                               Peter J. Fontaine
                               William C. Perkins

     It is the intention of the persons named in the enclosed form of proxy, unless otherwise directed, to vote such proxy "FOR" the election of Peter J. Fontaine and William C. Perkins as the Class III directors of the Company, to serve for the term described above. The nominees that receive a plurality of the votes cast by the shares entitled to vote at the Annual Meeting shall be elected as the Class III directors.

     The proposed nominees for election as directors are willing to be elected as such. If, as a result of circumstances not now known or foreseen, a nominee shall be unavailable or unwilling to serve as a director, proxies may be voted for the election of such other person as the Board of Directors may select. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

     The following sets forth information as to each nominee for election at this meeting and each Director continuing in office, including his or her age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies and period of service as a Director of Discount Auto Parts.

  Nominees for election at this meeting to terms expiring in 2001:

     Peter J. Fontaine, 44, Chairman and Chief Executive Officer of the Company. Mr. Fontaine has been with the Company since March 1975, serving since 1978 in various managerial and executive capacities. Mr. Fontaine was elected Secretary and Treasurer in 1979, Executive Vice President -- Operations in 1992, Chief Operating Officer in 1993 and President, Chief Executive Officer and Chairman of the Board in July 1994. Effective February 1, 1997 Mr. Fontaine stepped down from his position as President of the Company but continued in his positions of Chief Executive Officer and Chairman of the Board of the Company. Mr. Fontaine is also currently a director of Vision Twenty-One, Inc.

     Director since 1978.

     William C. Perkins, 41, President and Chief Operating Officer of the Company. Mr. Perkins has been with the Company since June 1983, serving in various managerial capacities and executive capacities since 1989. He currently holds the positions of President and Chief Operating Officer, offices to which he was elected effective February 1, 1997. Mr. Perkins had previously served as Controller and Chief Accounting Officer from 1989 to 1992, Chief Financial Officer from 1992 until 1996 and Executive Vice President -- Operations and Secretary from 1994 until 1997. Mr. Perkins has more than 17 years of experience in retailing.

     Director since 1994.

  Directors whose present terms continue until 1999:

     A Gordon Tunstall, 53, Founder of and for more than 14 years has served as President of Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Tunstall Consulting has provided financial consulting services to the Company over the past several years. Mr. Tunstall is also currently a director of LA T Sportswear, Orthodontic Centers of America, Inc., Romac International and Advanced Lighting Technologies.

     Director since 1992.

     David P. Walling, 67. Since 1990, David P. Walling has provided consulting services to the Company on a part time basis. Prior to 1990, Mr. Walling was employed by Kmart for over 32 years in various managerial and executive capacities. Mr. Walling served as Vice President, General Controller of Kmart Corporation from 1976 until 1980. From 1980 until 1988, Mr. Walling served as Vice President -- Corporate Accounting and Reporting and from 1988 until his retirement in 1989 he served as Vice President -- Accounting/Administration.

     Director since 1996.

  Directors whose present terms continue until 2000:

     Warren Shatzer, 51. Mr. Shatzer had been with the Company since July 1980, serving in various executive capacities. He was elected Merchandising Director in 1980, and Executive Vice President -- Merchandising in 1992, a position he held until he resigned effective July 1998. In his capacity as Executive Vice President -- Merchandising, Mr. Shatzer was principally responsible for formulating and implementing the Company's merchandising strategies and programs and for overseeing real estate operations.

     Director since 1983.

     E. E. Wardlow, 76. Mr. Wardlow was President and Chief Operating Officer of Kmart Corporation from 1972 until his retirement in 1981 after 44 years of service with Kmart Corporation. Over the past eleven years, Mr. Wardlow has provided consulting services to the Company on a part time basis.

     Director since 1992.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES.

     The Board of Directors held six meetings during fiscal 1998. Each of the incumbent Directors attended at least 75% of all meetings of the Board and each committee of which he was a member.

     The Board of Directors has a standing Audit Committee and a Compensation and Benefits Committee (the "Compensation Committee"); it does not have a Nominating Committee. The Board of Directors functions as a Nominating Committee, and the Board will consider written recommendations from stockholders for positions on the Board of Directors in accordance with the procedures set forth in the Amended and Restated Articles of Incorporation of the Company.
See -- "Stockholder Proposals For Presentation At The 1999 Annual Meeting" for further information.

     The members of the Audit Committee are E. E. Wardlow, A Gordon Tunstall and David P. Walling. The Audit Committee held two meetings during fiscal 1998. The Audit Committee recommends the appointment, subject to approval by the Board of Directors, of the Company's independent auditors. The Committee also reviews the accounting principles and the financial reporting practices adopted by management, the non-audit services performed by the independent auditors, the scope of the audits performed by the independent auditors, and the findings and recommendations of the independent auditors and approves the fees paid to the independent auditors.

     The members of the Compensation Committee are E. E. Wardlow, A Gordon Tunstall and David P. Walling. The Compensation Committee held one meeting during fiscal 1998. The Compensation Committee reviews and recommends to the Board of Directors the compensation of officers of the Company, examines periodically the compensation structure of the Company and administers the Company's 1992 Stock Option Plan, the Company's 1992 Team Members Stock Purchase Plan, the Company's 1995 Stock Option Plan and certain aspects of the Company's Supplemental Executive Profit Sharing Plan along with other employee compensation and benefit programs.

COMPENSATION OF OUTSIDE DIRECTORS

     Directors who are not employees received a fee of $2,500 for each regularly scheduled meeting attended plus reimbursement for reasonable out-of-pocket expenses to attend meetings of the Board of Directors and its committees. Such directors are also paid a $2,500 fee for certain special meetings, depending on the duration of such meetings. In addition, non-employee directors are entitled to receive 1,000 stock options on an annual basis under the Discount Auto Parts, Inc. Non-Employee Directors' Stock Option Plan. In fiscal 1998, each non-employee director was granted options to purchase 1,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options become exercisable in 25% percent increments on each subsequent anniversary of the date of grant.

     No director who is an employee of the Company will receive separate compensation for services rendered as a director.

        INFORMATION CONCERNING INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by stockholders. Matters pertaining to the auditing of the Company's financial condition and results of operations are referred to the Company's Board of Directors and its Audit Committee.

     It is expected that the Company's independent certified public accountants for fiscal 1999 will be confirmed by the Board of Directors during the fiscal year.

                                 OTHER BUSINESS

     It is not expected that any other matters are likely to be brought before the meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

                         COMPENSATION COMMITTEE REPORT

To: The Board of Directors

     As members of the Compensation and Benefits Committee (the "Compensation Committee"), it is our duty to administer the Company's various incentive plans, including its stock option plans, its stock purchase plan and its annual bonus plans. In addition, we review compensation levels of the executive officers, evaluate the performance of the executive officers, make recommendations to the Board of Directors with respect to the Company's executive compensation policies, and deal with related matters. In evaluating the performance of executive officers, we consult with the Chief Executive Officer and the President, except when evaluating their respective performance, in which case we meet independently. The Compensation Committee will review with the Board of Directors in detail all aspects of compensation for the executive officers. The Compensation Committee is composed of three outside directors.

     The Compensation Committee has available to it access to independent compensation data and may, from time to time in the future, consult with an outside compensation consultant.

     The Company's compensation policy for executive officers, which is endorsed by the Compensation Committee, is designed to support the overall objective of enhancing value for stockholders by attracting, developing, rewarding and retaining highly qualified and productive individuals; relating compensation to both Company and individual performance; and insuring compensation levels that are, in general, externally competitive and internally equitable.

     The key elements of the Company's executive officers' compensation in fiscal 1998 consisted principally of (1) base salary, (2) potential bonuses based on overall Company performance for the Chief Executive Officer, the President, the Executive Vice President -- Merchandising, the Chief Financial Officer, and certain of the other vice presidents and based in part on overall Company performance and in part on specific performance criteria keyed to areas of responsibility for each of the other executive officers and (3) the award of stock options under the 1992 Stock Option Plan and/or the 1995 Stock Option Plan which is designed to give certain of the officers and other team members the opportunity to be awarded long-term, stock-based incentives.

     The Compensation Committee's policies with respect to each of these elements are discussed below, including the basis for the compensation awarded in fiscal 1998 to Peter J. Fontaine, the Company's Chief Executive Officer and to William C. Perkins, the Company's President. In addition, although the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual.

  Base Salary

     Each officer's base salary is reviewed annually. The specific base salaries are based upon the subjective determination by the Chief Executive Officer and the President of appropriate salary levels, taking into consideration the scope of responsibility, experience, Company and individual performance, as well as pay practices of other companies relating to executives with similar responsibility. The Chief Executive Officer and the President then make recommendations to the Compensation Committee, which is responsible for approving or disapproving those recommendations.

     With respect to the base salary of Peter J. Fontaine in fiscal 1998, consideration was given to a comparison of base salaries of persons with comparable positions and responsibilities in peer companies and an assessment of the individual performances of Mr. Fontaine. Mr. Fontaine was granted a base salary of $192,400 for fiscal 1998 which was unchanged from his base salary for fiscal 1997. The level nature of the base salary was reflective of the desire to reward improved overall performance of the Company and the perceived contribution of Peter J. Fontaine to this improved performance through the annual bonus rather than by increasing base salary.

     With respect to the base salary of William C. Perkins in fiscal 1998, consideration was given to a comparison of base salaries of persons with comparable positions and responsibilities in peer companies and an assessment of the individual performance of Mr. Perkins. Mr. Perkins was granted a base salary of $192,400 for fiscal 1998 which was unchanged from his base salary for fiscal 1997. The level nature of the base salary was reflective of the desire to reward improved overall performance of the Company and the perceived contribution of William C. Perkins to this improved performance through the annual bonus rather than by increasing base salary.

  Annual Bonus Program

     Under the Company's annual bonus plans, incentive compensation is somewhat discretionary but through objective overall performance criteria established under the plans, is expected to be paid based on current year's performance. The fiscal year 1998 annual bonus plans for the Chief Executive Officer, the President, the Executive Vice President -- Merchandising, the Chief Financial Officer and certain of the vice presidents were directly tied to pre-tax net income and was earned based in part on the ability of the Company to achieve a preestablished goal for comparable store sales growth, in part on the ability of the Company to achieve a preestablished goal for earnings growth and , with respect to the Chief Financial Officer and certain of the vice presidents, in part on such executive officers meeting certain other performance goals such as gross profit margin and team member retention. Under the bonus program in fiscal 1998 for the particular executive officers who held these positions during fiscal 1998, determinations as to payment of bonuses were made quarterly. The base bonus for each of the Chief Executive Officer, the President, and the Executive Vice President -- Merchandising was 1% of the Company's pre tax earnings, and for the Chief Financial Officer was .20% of the Company's pre tax earnings. Under the bonus program for these four executive officers, the amount of the base bonus is adjusted downward if and to the extent the goals are not achieved and is increased if and to the extent the goals are exceeded. In fiscal 1998, the goal for comparable store sales increase was 10% and the goal for earnings growth was 25%.

     The fiscal year 1998 annual bonus plan for the other executive officers was based in part on pre-tax net income and comparable store sales growth and in part on such executive officer meeting (1) certain other overall performance goals such as gross profit margin, team member retention and controllable expense percentages and (2) other personal performance goals. The applicable percentage of pre-tax earnings target for the other executive officers and the performance criteria for the executive officers who had other performance goals were developed by the President in coordination with the Chief Executive Officer of the Company, with input from the respective senior officer to whom they report and subject to approval by the Compensation Committee.

     In order to provide some flexibility, management is given the authority to amend or terminate these various bonus plans at any time.

  Long-Term Compensation

     The Compensation Committee awards stock options under the 1992 Stock Option Plan and/or the 1995 Stock Option Plan to executive officers, other members of management and key individual contributors. Generally, the President together with the Chief Executive Officer will recommend the number of options to be granted and will present this number along with appropriate supporting data to the Compensation Committee for its review and approval. Options are granted at fair market value on the date of grant and therefore any value which ultimately accrues to key team members under such options is based entirely on the Company's performance, as perceived by investors who establish the price for the Company's stock. These options generally vest beginning after three years and then over a four year period and have a 10 year duration.

     Stock option grants are designed to retain key team members, including executive officers, and to provide an incentive for key team members to improve the return to stockholders. In fiscal 1998, the Compensation Committee awarded stock options to Mr. Perkins, Mr. Moore, Mr. Bair, Mr. Bottino, Mr. Viele, Mr. Joiner, Mr. Harrah and Mr. Wiley. The grants were based on their respective responsibilities, their relative positions in the Company and their respective contributions to the Company's financial performance. Although stock options were issued to other key team members as well, no stock options were awarded to Mr. Fontaine or Mr. Shatzer.

  Other

     The Committee believes that linking executive compensation to corporate performance through a more significant emphasis on performance bonuses results in a better alignment of compensation with corporate goals and stockholder interest. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1998 adequately reflect the Company's compensation goals and policies.

     No member of the Compensation Committee is a former or current officer of the Company.

          COMPENSATION COMMITTEE:

              E. E. Wardlow
              A Gordon Tunstall
              David P. Walling

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the companies in the Standard & Poor's 500 Index and an Automotive Peer Group(1). Cumulative total return for each of the periods shown in the Performance Graph is measured assuming an initial investment of $100 on June 1, 1993, and the reinvestment of dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

        MEASUREMENT PERIOD                                      S&P 500           OLD PEER          NEW PEER
      (FISCAL YEAR COVERED)                    DAP               INDEX             GROUP             GROUP
JUNE 1, 1993                                  100.00            100.00            100.00            100.00
MAY 31, 1994                                   76.67            103.95            108.09            112.23
MAY 30, 1995                                   89.59            122.20            106.72            111.47
MAY 28, 1996                                   86.26            157.13            137.21            144.60
JUNE 3, 1997                                   61.67            203.51            126.98            134.14
JUNE 2, 1998                                   82.30            267.04            140.73            151.36

---------------

(1) The peer group comprises publicly traded Automotive Parts Retailers which are engaged principally or in significant part in the retail sale of automotive replacement parts, maintenance items and accessories to the Do-It-Yourself consumer and which often are viewed as being in competition with the Company. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. The members of the new peer group are as follows: Auto Zone, Inc.; Genuine Parts Co.; O'Reilly Automotive, Inc.; The Pep
    Boys -- Manny, Moe & Jack and Trak Auto Corporation. The members of the old peer group consisted of Hi-Lo Automotive, Inc. (which was merged into O'Reilly Automotive, Inc.) and the other members of the new peer group other than O'Reilly Automotive, Inc.

                               EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the Company's executive officers:

                                                                                         YEARS WITH
NAME                                                       POSITIONS                     THE COMPANY
----                                                       ---------                     -----------
Peter J. Fontaine......................  Chairman of the Board, Chief Executive              23
                                         Officer and Director
William C. Perkins.....................  President, Chief Operating Officer and              15
                                         Director
C. Michael Moore.......................  Chief Financial Officer and Secretary                2
David C. Viele.........................  Vice President -- Purchasing                        22
Steven C. Bair.........................  Vice President -- Operations                        19
Clement A. Bottino.....................  Vice President -- Human Resources                   19
Steven K. Joiner.......................  Vice President -- Marketing                         14
Michael D. Harrah......................  Vice President -- Information Systems                5
Clifford J. Wiley......................  Vice President -- Real Estate                       14

NON-DIRECTOR EXECUTIVE OFFICERS

     C. Michael Moore, 38, joined the Company in July 1996 as Chief Financial Officer and was elected as Secretary in February 1997. Prior to joining the Company, Mr. Moore was employed by Ernst & Young LLP from December 1981 until June 1996, most recently as Senior Manager.

     David C. Viele, 40, has been with the Company since March 1976, serving in various distribution and purchasing capacities. Mr. Viele served as Purchasing Manager from 1988 until April 1994, at which time he was elected to his current position as Vice President -- Purchasing.

     Steven C. Bair, 38, has been with the Company since September 1978, serving in various managerial capacities. Mr. Bair served as a Division Manager from 1985 until April 1994, at which time he was elected to his current position as Vice President -- Operations.

     Clement A. Bottino, 46, has been with the Company since July 1979, serving in various managerial capacities. Mr. Bottino served as a Division Manager from 1985 until April 1994, at which time he was elected to his current position as Vice President -- Human Resources.

     Steven K. Joiner, 37, has been with the Company since October 1983, serving in various managerial capacities. Since 1995, Mr. Joiner has served in the position of Vice President -- Marketing.

     Michael D. Harrah, 48, was appointed Vice President -- Information Systems in 1995. Prior thereto, Mr. Harrah was the Company's Director of Information Systems since October 1992. Before joining the Company, Mr. Harrah worked for Lykes Bros., Inc., for over 13 years, where he last served as Director of Data Processing.

     Clifford Wiley, 41, has been with the Company since August 1984, serving in various real estate related capacities. Mr. Wiley served as a Real Estate Manager from August 1984 to July 1996, at which time he was elected to his current position as Vice President -- Real Estate.

     None of the executive officers or directors are related to one another. Executive officers are elected by and serve at the discretion of the Board of Directors.

     In recent years, the Company has also benefitted from the advice of four seasoned retailers who, prior to retirement, were executives with Kmart Corporation. E.E. Wardlow has provided advice and consultation on all phases of mass merchandising and discount retailing; David P. Walling has provided advice and consultation on accounting and financial matters; and Ken Dunkel, with experience in distribution and

Kenneth Dowden, with experience in distribution and information systems, have also been providing guidance to the Company for the past several years and continue to serve as advisors to the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides information concerning the annual compensation of each of the named executive officers of the Company, as defined under applicable Securities and Exchange Commission Rules, for services rendered to the Company in each of the Company's last three fiscal years.

                                                                          LONG-TERM
                                                                        COMPENSATION
                                                                        -------------
                                              ANNUAL COMPENSATION(1)      AWARDS(2)
                                              -----------------------   -------------       ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR   SALARY($)   BONUS(3)($)   OPTIONS(#)(4)   COMPENSATION($)(5)
---------------------------            ----   ---------   -----------   -------------   ------------------
Peter J. Fontaine....................  1998    192,400      333,423          (6)               2,710
  Chief Executive Officer and          1997    192,400      203,786          (6)               1,586
  Chairman of the Board                1996    192,400      253,793          (6)               5,981
William C. Perkins...................  1998    192,400      333,423        50,000             13,918
  President and                        1997    141,996      170,142          (6)              12,676
  Chief Operating Officer              1996    125,000      155,047          (6)              15,696
Warren Shatzer.......................  1998    186,150      333,423          (6)               3,270
  Executive Vice President --          1997    186,150      203,786          (6)               1,628
  Merchandising(7)                     1996    186,150      253,793          (6)               5,590
C. Michael Moore.....................  1998    143,942       81,795         1,000             11,849
  Chief Financial Officer(8)           1997    120,000       19,575         5,500                  0
Steven C. Bair.......................  1998     97,500       80,198         1,000             12,352
  Vice President --                    1997     94,400       42,629          500              11,092
  Operations                           1996     84,808       30,120         1,000             12,251

---------------

(1) All Other Compensation, other than salary and bonuses, does not exceed the minimum amounts required to be reported pursuant to Securities and Exchange Commission Rules.
(2) The Company does not offer any Restricted Stock Awards, SAR or other LTIP programs.
(3) Amounts in this column include bonuses earned under the annual management incentive plan which is keyed to the Company's performance. Amounts earned with respect to a particular fiscal year are accrued as expenses in such fiscal year.
(4) This category reflects stock options pursuant to the Company's 1992 Stock Option Plan and 1995 Stock Option Plan.
(5) For 1998, includes: for Mr. Fontaine and Mr. Shatzer the amounts contributed by the Company to the Team Member's Section 401(k) Plan (the "401(k) Plan"); for Mr. Perkins: $3,418 contributed by the Company to the 401(k) Plan and $10,500 accrued under the Company's Supplemental Employee Profit Sharing Plan (the "Supplemental Plan"); for Mr. Moore: $1,349 contributed by the Company to the 401(k) Plan and $10,500 accrued under the Supplemental Plan; and for Mr. Bair: $1,852 contributed by the Company to the 401(k) Plan, $10,500 accrued under the Supplemental Plan.
(6) Not applicable. No compensation of this type received.
(7) Effective July 17, 1998, Mr. Shatzer resigned as Executive Vice
    President -- Merchandising of the Company. Mr. Shatzer is continuing as a director of the Company.
(8) Mr. Moore began his employment with the Company in July 1996 as Chief Financial Officer.

OPTION/SAR GRANTS TABLE

     The following table shows information concerning stock options granted during fiscal 1998 for the individuals shown in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL
                                                                                            REALIZABLE VALUE
                                                                                               AT ASSUMED
                                       INDIVIDUAL GRANTS                                     ANNUAL RATES OF
                                   --------------------------                                  STOCK PRICE
                                                % OF TOTAL                                  APPRECIATION FOR
                                   OPTIONS    OPTIONS GRANTED   EXERCISE OR                    OPTION TERM
                                   GRANTED    TO EMPLOYEES IN   BASE PRICE    EXPIRATION   -------------------
NAME                                 (#)        FISCAL YEAR       ($/SH)         DATE       5%($)     10%($)
----                               --------   ---------------   -----------   ----------   -------   ---------
Peter J. Fontaine................      -0-           --               --            --          --          --
Warren Shatzer...................      -0-           --               --            --          --          --
William C. Perkins...............   50,000         25.4            19.00        7/6/07     597,450   1,514,055
C. Michael Moore.................    1,000            *            19.00        7/6/07      11,949      30,281
Steven C. Bair...................    1,000            *            19.00        7/6/07      11,949      30,281

---------------

* Less than one percent.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The following table shows information concerning stock option values as of the end of fiscal 1998.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                                                    VALUE OF UNEXERCISED
                                                  NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS
                                              OPTIONS AT FISCAL YEAR-END(#)        AT FISCAL YEAR-END($)
NAME                                           EXERCISABLE/UNEXERCISABLE(1)     EXERCISABLE/UNEXERCISABLE(2)
----                                         --------------------------------   ----------------------------
Peter J. Fontaine..........................              -0-/-0-                          -0-/-0-
Warren Shatzer.............................              -0-/-0-                          -0-/-0-
William C. Perkins.........................           33,560/108,001                  192,379/689,153
C. Michael Moore...........................              -0-/6,500                        -0-/6,910
Steven C. Bair.............................           19,317/48,356                    81,352/152,827

---------------

(1) This represents the excess of the fair market value of the Company's Common Stock as of the date of exercise above the exercise price of the options.
(2) This represents the amount by which the fair market value of the Company's Common Stock of $24.69 per share as of June 2, 1998 exceeds the exercise price of those options held by the named executive officers.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation and Benefits Committee (the "Committee"), are E. E. Wardlow, A Gordon Tunstall and David P. Walling. Neither Mr. Wardlow, Mr. Tunstall nor Mr. Walling has at any time been an officer of the Company. Neither Mr. Wardlow, Mr. Tunstall nor Mr. Walling were employees of the Company during fiscal 1998.

     No director, executive officer or member of the Committee had any interlocking relationship with any other company which would require disclosure in this proxy statement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of October 10, 1992, the Company and Herman and Marie Fontaine ("Mr. and Mrs. Fontaine"), entered into a Wage Agreement (the "Agreement") that provides that from October 10, 1992 and continuing as long as Mr. and Mrs. Fontaine are both living and are continuing to provide the services required under the Agreement, the Company will pay to Mr. and Mrs. Fontaine, collectively, $140,000.00 per year. Upon the death of either Herman or Marie Fontaine, the Company is required to continue to pay the survivor $140,000.00 per year provided the survivor continues to provide the services required under the Agreement. Under the Agreement, Mr. and Mrs. Fontaine must continue to provide services to the Company in the capacities as consultant and sales auditor, respectively, or to provide consulting services to the Company. Herman Fontaine is one of the founders of the Company and is currently Chairman Emeritus of the Company. Mr. and Mrs. Fontaine are the parents of Denis L. Fontaine and Peter J. Fontaine. In fiscal 1998, the Company paid Mr. and Mrs. Fontaine a total of $147,280 of which $140,000 was paid in accordance with the Agreement and $7,280 was paid as additional compensation to Mrs. Fontaine.

     The Company leases two of its store locations under separate one year leases from a Florida partnership which was established by Denis L. Fontaine and Peter J. Fontaine and the current partners of which are Peter J. Fontaine and the Glenda A. Fontaine Marital Trust, which was formed after Denis L. Fontaine's death in June 1994 (the "Marital Trust"). The leases provide for fixed monthly rental, pass through of all expenses to the Company, including taxes, repairs and insurance and one year renewal terms. In the past, the leases have been renewed from year to year and it is anticipated that such renewals will continue. Lease payments under the two leases aggregated $127,200 in fiscal 1998. The leases are believed to be at or below fair market value.

     During fiscal 1998, the Company chartered on a regular basis an airplane from PF Flyers, Inc., a Florida corporation that owns and operates an airplane charter service and all of the common stock of which is beneficially owned by Peter J. Fontaine. The payments made during fiscal 1998 by the Company to PF Flyers, Inc., aggregated approximately $45,362. The rates charged to the Company by PF Flyers, Inc., for the chartering services are believed to be at or below fair market value.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     To the Company's knowledge, based solely on a review of the forms, reports and certificates filed with the Company by the Company's directors and officers and the holders of more than 10% of the Company's Common Stock, all Section 16(a) filing requirements were complied with by such persons in fiscal 1998; except that for Peter J. Fontaine (i) two Forms 4 were filed late to report distributions from and contributions to Fontaine Industries Limited Partnership of which Mr. Fontaine is a limited partner and (ii) an amendment to Form 4 was filed to report a previously unreported distribution by Fontaine Enterprises Limited Partnership to the Glenda Fontaine Marital Trust of which Mr. Fontaine is a trustee and to report a previous unreported gift of shares by the trust; for Fontaine Industries Limited Partnership (i) two Forms 4 were filed late to report distributions to and contributions from Peter J. Fontaine, a limited partner of the partnership, and (ii) an amendment to Form 4 was filed to report a previous unreported distribution made by the partnership to Mr. Fontaine; for Fontaine Enterprises Limited Partnership an amendment to Form 4 was filed to report the previous unreported distribution made to the Glenda Fontaine Marital Trust; and for the Glenda Fontaine Marital Trust an amendment to Form 4 was filed to report a previous unreported distribution to the trust by Fontaine Enterprises Limited Partnership and to report the previous unreported gift of shares by the trust.

                               SECURITY OWNERSHIP

     The following table sets forth, as of August 10, 1998, the number of shares of the Company's Common Stock beneficially owned by i) each person known to the Company as having beneficial ownership of more than 5% of the Company's Common Stock together with such person's address, ii) each of the Company's directors and nominees to become a director, iii) each named executive officer as defined under applicable Securities and Exchange Commission rules and iv) all directors and executive officers as a group.

                                                                 AMOUNT AND
                                                                   NATURE
                                                               OF BENEFICIAL       PERCENT
NAME OF BENEFICIAL OWNER OR NUMBER IN GROUP                     OWNERSHIP(1)       OF CLASS
-------------------------------------------                   ----------------     --------
Fontaine Industries Limited Partnership.....................     4,049,781(2)        24.4
  3305 W. Spring Mountain Road #60
  Las Vegas, Nevada 89012
Fontaine Enterprises Limited Partnership....................     3,549,664(3)        21.3
  3305 W. Spring Mountain Road #60
  Las Vegas, Nevada 89012
Peter J. Fontaine...........................................     7,601,445(4)        45.7
  c/o Discount Auto Parts, Inc.
  4900 Frontage Road South
  Lakeland, Florida 33815
Glenda A. Fontaine Marital Trust............................     3,549,644(5)        21.3
  under Agreement dated July 8, 1993
  c/o Discount Auto Parts, Inc.
  4900 Frontage Road South
  Lakeland, Florida 33815
William C. Perkins..........................................        38,521(6)           *
Warren Shatzer..............................................         5,000(7)           *
C. Michael Moore............................................         1,200              *
Steven C. Bair..............................................        21,481(8)           *
E. E. Wardlow...............................................         8,250(9)           *
A Gordon Tunstall...........................................         4,250(10)          *
David P. Walling............................................         6,040(11)          *
FMR Corp....................................................     2,041,900(12)       12.3
  82 Devonshire Street
  Boston, Massachusetts 02109
Fidelity Management & Research Company......................     1,973,400(12)       11.9
  82 Devonshire Street
  Boston, Massachusetts 02109
Edward C. Johnson 3d........................................     2,041,900(12)       12.3
  82 Devonshire Street
  Boston, Massachusetts 02109
Abigail P. Johnson..........................................     2,041,900(12)       12.3
  82 Devonshire Street
  Boston, Massachusetts 02109
T. Rowe Price Associates, Inc. .............................     1,303,000(13)        7.8
  100 E. Pratt Street
  Baltimore, Maryland 21202

                                                                 AMOUNT AND
                                                                   NATURE
                                                               OF BENEFICIAL       PERCENT
NAME OF BENEFICIAL OWNER OR NUMBER IN GROUP                     OWNERSHIP(1)       OF CLASS
-------------------------------------------                   ----------------     --------
T. Rowe Price New Horizons Fund, Inc. ......................     1,100,000(13)        6.6
  100 E. Pratt Street
  Baltimore, Maryland 21202
All Directors and Executive Officers as a Group (13
  persons)..................................................     7,744,271           46.6

---------------

   * Less than one percent
 (1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power.
 (2) Fontaine Industries Limited Partnership ("Industries L.P.") is a Nevada Limited Partnership. A revocable trust established by Peter J. Fontaine and under which Mr. Fontaine is the trustee, is the sole general partner and is one of two limited partners of Industries L.P., owning an aggregate of 99% of the partnership interests. Peter J. Fontaine is a limited partner and owns the remaining 1% of the partnership interests. Although not reflected in the table, Industries L.P. may be considered, for beneficial ownership purposes, part of a group which also includes Fontaine Enterprises Limited Partnership, Peter J. Fontaine Revocable Trust, Glenda A. Fontaine Marital Trust, certain trusts established for the benefit of the children of Denis
     L. Fontaine, Peter J. Fontaine and Merritt A. Gardner as Trustee; therefore, Industries L.P. may be considered as beneficially owning the same aggregate number of shares shown in the table as being beneficially owned by Peter J. Fontaine.
 (3) Fontaine Enterprises Limited Partnership ("Enterprises L.P.") is a Nevada Limited Partnership. The Glenda A. Fontaine Marital Trust (the "Glenda Fontaine Trust"), of which Peter J. Fontaine and Merritt A. Gardner are the trustees, is the sole general partner and a limited partner of Enterprises L.P., owning an aggregate of 81.5% of the partnership interests. Certain trusts established for the benefit of the children of Denis L. Fontaine (the "Children's Trusts"), of which Peter J. Fontaine and Merritt A. Gardner are also the trustees, are limited partners of Enterprises L.P. and in such capacity own the remaining 18.5% of the partnership interests. Although not reflected in the table, Enterprises L.P. may be considered, for beneficial ownership purposes, part of a group which also includes Fontaine Industries Limited Partnership, Peter J. Fontaine Revocable Trust, Glenda A. Fontaine Marital Trust, certain trusts established for the benefit of the children of Denis L. Fontaine, Peter J. Fontaine and Merritt
     A. Gardner as Trustee; therefore, Enterprises L.P. may be considered as beneficially owning the same aggregate number of shares shown in the table as being beneficially owned by Peter J. Fontaine.
 (4) Peter J. Fontaine does not directly own any shares. Beneficial ownership by Mr. Fontaine reflects (i) 4,049,781 shares owned by Industries L.P., (ii) 3,549,644 shares owned by Enterprises L.P., (iii) 1,000 shares owned by Debra Fontaine, Mr. Fontaine's wife and (iv) 1,000 shares owned by Mr. Fontaine's daughter. See Notes (2) and (3) above.
 (5) The Glenda Fontaine Trust does not directly own any shares. Beneficial ownership by the Glenda Fontaine Trust reflects shares owned by Enterprises L.P. See Note (3) above.
 (6) The number of shares shown includes 33,672 shares deemed to be beneficially owned by Mr. Perkins by virtue of certain stock options that are currently exercisable or become exercisable within 60 days. Also includes 272 shares owned by Gina Perkins, his wife, and 200 additional shares (100 owned by each of his two sons).
 (7) The number of shares shown for Warren Shatzer includes all of the shares held by Shatzer Enterprises Limited Partnership, a Nevada limited partnership. A revocable trust established by Mr. Shatzer and under which Mr. Shatzer is the trustee, is the sole general partner and is one of two limited partners of Shatzer Enterprises Limited Partnership, owning an aggregate of 99% of the partnership interests, with Warren Shatzer being a limited partner and owning the remaining 1% of the partnership interests. Effective July 17, 1998, Mr. Shatzer resigned as Executive Vice
     President -- Merchandising of the Company. Mr. Shatzer is continuing as a director of the Company.

 (8) The number of shares shown includes 20,781 shares deemed to be beneficially owned by Mr. Bair by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.
 (9) The number of shares shown includes 3,250 shares deemed to be beneficially owned by Mr. Wardlow by virtue of certain stock options that are currently exercisable or become exercisable within 60 days. Also includes 5,000 shares that are held in a revocable trust established by Mr. Wardlow and under which Mr. Wardlow is the Trustee.
(10) The number of shares shown includes 3,250 shares deemed to be beneficially owned by Mr. Tunstall by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.
(11) The number of shares shown includes 750 shares deemed to be beneficially owned by Mr. Walling by virtue of certain stock options that are currently exercisable or become exercisable within 60 days. Also includes 245 shares owned by Elizabeth Walling, his wife.
(12) This information is derived from a Schedule 13G dated February 14, 1998, filed by FMR Corp., Edward C. Johnson 3d. and Abigail P. Johnson. FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson are each shown to have sole dispositive power with respect to all 2,041,900 shares. Fidelity Management & Research Company is a wholly owned subsidiary of FMR Corp. and is deemed the beneficial owner with respect to 1,937,400 shares as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940. Neither FMR Corp., Edward C. Johnson, 3d, or Abigail P. Johnson has the sole power to vote or direct the voting of any of the 2,041,900 shares shown. This power resides with the Board of Trustees of the various institutions for which FMR Corp.'s wholly owned subsidiaries act as investment advisers.
(13) The number of shares shown are owned by various individual and institutional investors including the T. Rowe Price Horizons Fund, Inc. (which owns 1,100,000 shares, representing 6.0% of the shares outstanding), for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. This information is derived from a Schedule 13G dated February 12, 1998 filed by Price Associates and T. Rowe Price Horizons Fund, Inc.

      STOCKHOLDERS PROPOSALS FOR PRESENTATIONS AT THE 1999 ANNUAL MEETING

     Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by management of the Company at its executive offices by April 28, 1999 (i.e., 120 days prior to August 28, 1999).

     The Company's Amended and Restated Articles of Incorporation also contain requirements concerning advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders' meeting. Notice of stockholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days' notice prior to public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

     A stockholder's notice with respect to a proposal to be brought before the annual meeting must set forth (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal.

     A stockholder's notice with respect to a director nomination must set forth
(a) as to each nominee (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of the Company which are beneficially owned by such person, (4) all information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee director (including such person's written consent to serve as a director if so elected) and (b) as to the stockholder providing such notice (i) the name and address, as they appear on the Company's books, of the stockholder and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice.

     The complete Amended and Restated Articles of Incorporation provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

                                          By Order of the Board of Directors,

                                          /s/ C. Michael Moore
                                          C. MICHAEL MOORE,
                                          Secretary

Dated: August 18, 1998

                           DISCOUNT AUTO PARTS, INC.
                               1998 ANNUAL REPORT

                                 DRIVEN TO WIN

                           (YEARLY GROWTH BAR GRAPHS)

TABLE OF CONTENTS

              DISCOUNT AUTO PARTS, INC. IS ONE OF THE SOUTHEAST'S LEADING
            SPECIALTY RETAILERS OF AUTOMOTIVE REPLACEMENT PARTS, MAINTENANCE ITEMS AND ACCESSORIES FOR THE DO-IT-YOURSELF ("DIY") CONSUMER. AS OF AUGUST 12, 1998, DISCOUNT AUTO PARTS OPERATED 467 STORES LOCATED THROUGHOUT FLORIDA, GEORGIA, ALABAMA, MISSISSIPPI, SOUTH CAROLINA AND LOUISIANA.

                               LETTER TO SHAREHOLDERS AND TEAM                                  2

                               BUILDING THE BUSINESS                                            4

                               SELECTED FINANCIAL DATA                                         13

                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                 AND RESULTS OF OPERATIONS                                     14

                               CONSOLIDATED STATEMENTS OF INCOME                               20

                               CONSOLIDATED BALANCE SHEETS                                     21

                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                 22

                               CONSOLIDATED STATEMENTS OF CASH FLOWS                           23

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      24

                               REPORT OF MANAGEMENT                                            34

                               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS              35

                               CORPORATE INFORMATION                                           36

TO OUR SHAREHOLDERS AND TEAM:


     We're pleased to report another strong fiscal year, with do-it-yourself ("DIY") sales up 23 percent, a 32 percent increase in profits from our core business, and ending our fourth quarter with some of the highest gross margins in our history - 40 percent. These strong results continue to give us confidence that our team is highly motivated and passionate about serving our customers for a lifetime and developing ideas to better develop our team and serve our customers. In short, we have the team that is "Driven to Win."

     At fiscal year-end our store count totaled 452, and our Team began to serve customers in the exciting aftermarket parts markets of Atlanta, Georgia (17 stores) and Mississippi (20 stores), as well as continued expansion in our existing markets. During July 1998, we also opened our first stores in the State of Louisiana.

     Our goal is to be the dominant auto parts supplier in every market we serve. We're the clear leader in Florida, and we continue to cement that top position by executing what we call our "scorch the earth" strategy. Florida is one of the fastest growing states, with a total available parts aftermarket of approximately $4 billion and a ideal climate for year round auto repair work. It ranks third in the number of registered vehicles, has a median income of $25,255 and is the fourth most populated state in the nation. And most important, there's still room for us to expand our DIY market dominance in Florida by continuing to open more stores in the state while continuing to position Discount Auto Parts to be the aftermarket parts supplier to the vast amount of commercial installer customers we will be serving. With nearly a quarter of our stores outside the state of Florida, we believe we have built the same foundation to "scorch the earth" in every market we serve. We're focused, we're confident, and we're in motion.

     We doubled the size of our distribution center this year. This will allow us to expand our total SKU count availability, as well as better serve our DIY and commercial installer customers. With a higher percentage of products in stock, customers rarely have to wait for special orders. In fact, our distribution center filled, on average, approximately 97 percent of all orders requested by our stores. Our expanded 600,000 square foot distribution center will also allow Discount Auto Parts to serve more stores with greater efficiency. This will provide our Express Warehouses with daily delivery of thousands of new part numbers. Our Express Warehouse, a mini-distribution center, was introduced this year and we currently have four opened with four more under development for fiscal 1999. These sites are designed to provide tremendous parts availability to our DIY and commercial customers.

     Like many industries, ours is consolidating, with significant mergers and acquisitions by and among many of the top companies. According to the magazine Automotive Marketing (July 1998), the top 10 national chains now account for 70 percent of all stores on the Top 100. It can be expected that the top tier companies, like Discount Auto Parts, will use their strengths - experienced teams, capital resources and strategic advantages - to continue to capture even greater market share. We believe the industry will continue to consolidate and that there continue to be opportunities to expand. One only needs to consider that the top 10 automotive parts retailers only account for approximately 14% of the estimated $70 billion parts market.

     As you'll note further on in this Annual Report, our management team has deep experience in the automotive parts market. With an average of over 12 years in the business, many starting at the store level, they know the industry and are well-equipped to lead our charge into new markets and new ventures. Providing our Team opportunity to grow into anything they dream they can be is a strategic advantage that has helped us meet every challenge we've faced so far. We are certain that our Team will carry us ably into the future.

[DISCOUNT AUTO PARTS LOGO]

     This year, Warren Shatzer, our executive vice president of merchandising retired. The team he's coached and prepared over the years is confidently taking over where he left off. Warren continues to serve our Company as a director but we must thank him for his many years of exceptional service as an officer of Discount Auto Parts. We wish him well in his retirement.

     Our entry this year into the commercial market has allowed us to leverage our retail capabilities and pursue part of what is believed to be a $45 billion nationwide market. Careful to protect our core business of retail auto parts, we've set up a separate business unit to handle the special needs of commercial installers. You'll read more about this later in this Annual Report.

                          [PICTURE OF CEO & PRESIDENT]

     We also believe involvement in our communities is important for our team. Many of our team members are involved in community service, such as youth sport teams, civic clubs and other activities that help improve their communities. We support these efforts wholeheartedly. In fact, our team members throughout the Company raised more than $100,000 for the Children's Miracle Network this year, on top of participating in the Hope Worldwide toy drive, the Juvenile Diabetes Foundation, and many other worthy charities.

     As usual, it has been an exciting year. But as exciting as this past year has been we believe it is simply a stepping stone and outstanding bridge for the robust times ahead for our Team, our Customers and our Company. History always identifies moments of great change and we believe fiscal 1998 will be identified as one of those moments as it relates to Discount Auto Parts. Our commitment to our Team, our Customers and the numerous new Ideas to operating more efficiently gives us confidence to march forward toward our goals and continue to be the low cost provider for our Customers.

     We thank our over 4,300 team members, our Customers and our shareholders for their support this past year, and look forward to an exciting and challenging future for Discount Auto Parts.


/s/ Peter J. Fontaine                                  /s/ William C.  Perkins
Peter J. Fontaine                                      William C. Perkins
Chairman & CEO                                         President & COO

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

BUILDING THE BUSINESS

     "There is only one way to build a business. First you build the team, and then the team builds the business. There is no other way."
                            Herman and Denis Fontaine
                         Discount Auto Parts Co-Founders

     At Discount Auto Parts, we believe that a company's business strategy is only as good as the people who execute it. Our 27-year success story can be credited to the hard work and devotion of our Team, and they are playing a pivotal role as we move forward with new products into new markets, new ventures and new opportunities. Our Team is "Driven to Win."

     Our business strategy is driven by what we call the three "P"s: People, Parts and Profit. People-our Team-are the linchpin of our success. Our expanded product offering, the second "P", is an important way we can provide our customers with what they want when they want it. And profit is really what it all adds up to. It's the yardstick of our success.

     We learned long ago that if we give our Team the tools and skills they need to succeed, they will. Combine a committed, focused Team with a customer-focused business strategy, and the result is a win for everyone. Just look at our solid financial performance for the past five years: sales have grown at 21 percent annually; operating income has grown at a rate of 19 percent annually; and our five-year adjusted annual growth in net income has been at a 19 percent rate.

A CUSTOMER-DRIVEN BUSINESS STRATEGY

     It all begins with knowing the customer. The "do-it-yourself" customer has very specific needs. When he or she is looking for an auto part, it's usually because the car is either broken down, or needs work then and now. A convenient, neighborhood store with convenient store hours is appreciated, and appreciated even more is the ability to find the right part in stock. In the store, the customer wants to be assisted by a knowledgeable and courteous store representative. And price is paramount: our customers are looking for affordability and that means we need to deliver low cost.

[TEAM MEMBER BEHIND COUNTER HELPING CUSTOMER]

     Discount Auto Parts' success is built on our ability to provide customers with exactly what they want: convenience, availability, customer service and low cost. That's the formula for our success.



4

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


IT BEGINS WITH THE TEAM

     A key component of our business strategy is our investment in the training and development of our Team. We've learned that if the Team understands our core values, our business strategies and what our customers need, they're better prepared to execute our plan. Every team member receives not only technical training, but continual training on the Company's operations, goals and objectives. The Company's commitment to customer service and low cost is ingrained in every team member and becomes the guidepost for his or her daily work.

     The entire Team is tenacious about cost savings-because they understand the connection between company costs and our ability to provide our customers with low prices. This company-wide focus on cost control allows us to remain a low-cost provider in our business-yet still be profitable. We work hard to make sure that Discount Auto Parts has some of the highest operating margins in the business.

     Our profitability allows us to open more stores, providing customers with the convenience they seek and building our revenue and bottom line income in the process. It also allows us to invest in systems and inventory to ensure parts are available when customers need them. And, the Team's focus on customer service builds repeat business, adding even further to our bottom line.

     We're proud to have one of the highest team member retention rates in our industry. That means our staffing and turnover costs tend to be lower than others in our industry, which plays a key role in the company's cost-efficiency.

ACHIEVING MARKET DOMINANCE

     Our goal is market dominance and our customer-driven business strategy is a reliable formula for getting us there. We've proved it in Florida, where we're number one in almost every market we serve, and we're on our way to proving it in other states. Starting from our strong base in Florida, we've been geographically and strategically expanding our presence through the south. We're now in six states and growing.

     Over the years, we've refined and tested our market strategy so that today, we have a proven formula for how to enter a market and succeed. Our strategy is built around the tried and tested concept of store saturation.

                                    [GRAPH]


                                                                               5

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
STORE SATURATION

     We're often asked why we place Discount Auto Parts stores so close together. Doesn't the opening of a new Company store reduce sales from the adjacent store?

     Experience has taught us that immediately after we open a new store in close proximity to an existing Discount Auto Parts store, we usually see an overall increase in sales for the entire area. Besides increased total sales, this store saturation strategy allows us to leverage advertising, distribution and other costs, helping keep our retail prices low. In addition, we believe this strategy helps us to attack new markets successfully.

[STORE EXTERIOR]

     If the strategy sounds familiar, it's the same one that's been used successfully by the retail fast food industry, which shares a focus on customer convenience. Clustering stores works. We may not have invented it, but we've certainly refined it.

     We took this strategy to a new level in 1991, when we opened our first "Discount Auto Parts Depot" store. A depot store is larger than our standard store, offers a wider assortment of parts and is usually located in a highly populated urban area. It serves as a sort of hub, surrounded by our standard mini-depot stores, and not only serves customers, but supports the surrounding stores with additional parts. We have 23 Discount Auto Parts Depots now, each carrying an average of 20,000 SKUs.

COMMERCIAL INSTALLERS: NEW SALES OPPORTUNITIES

     For some time, we've been looking at the feasibility of applying our formula for success to a new, even bigger and faster-growing market: commercial installers. This market, which is estimated to be over $45 billion in size, offers us the opportunity for additional sales growth, at a lower capital cost, since we can leverage our current real estate, systems, and to a great extent, our inventory.

     Our research told us that this commercial customer wanted access to a large inventory of high quality parts, a fast delivery system, knowledgeable service and competitive prices. We knew we had the ability to service each one of those needs.

     After more than a year of study and test, we began to roll out our commercial business plan in the third quarter of fiscal 1998, with plans to expand the roll-out chain-wide over the next 18 to 24 months. When complete we expect that commercial delivery will be provided from approximately two-thirds of our store base. Our aim has been to prudently enter this market, adding incremental sales while taking care to not dilute our retail business, and so far we've been able to do just that.

                                   PRO 2 CALL
                         Auto Parts for Professionals


6

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

     Using our existing infrastructure, we established "Pro2Call", our commercial business unit, and staffed it with a team of highly qualified, dedicated professionals trained to respond to the issues important to commercial installers. The commercial team operates separately from our retail-focused team, so that our retail business can continue its own focus without disruption.

     The commercial business actually leverages our existing retail capabilities. It was fairly simple to expand our Express Warehouse concept to serve the commercial market. This mini-distribution center concept was originally intended to provide our retail customer with quick access to an expanded product line. Usually attached to the depot store in a major metropolitan market, the Express Warehouse stocks tens of thousands of additional parts and can serve up to 80 stores in a geographic area.

     We have been able to leverage the Express Warehouse to efficiently service our commercial customers as well, allowing us to utilize fixed assets-our land and buildings-more efficiently. We operate four Express Warehouses today and expect to open another four in the coming fiscal year. Our stores stock thousands of SKU's and are positioned to serve the retail and commercial customers' needs. The infrequent times we are unable to serve our customers needs from our retail store location, the parts can usually be quickly accessed from our Express Warehouse inventory.

MORE PRODUCTS MEANS BETTER CUSTOMER SERVICE

     It's important that customers find the parts they need quickly and easily, and to that end, we've expanded our product line extensively through the Depot and Express Warehouse concepts. After nearly three decades of experience, we have learned to examine emerging trends in the automotive industry (such as the increasing proliferation of trucks and sports-utility vehicles) and data on the popularity of parts to come up with the right mix to serve customer needs.

                                [STORE INTERIOR]
                                                                               7

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
     Further, we've worked hard to increase margins on parts without sacrificing our base as a low-cost provider through such mechanisms as premium product categories.

     The right mix of products is an ever changing challenge, but we believe we're getting closer every day. Our DIY comparable store sales increase of 7.7% for fiscal 1998 would appear to be proof positive.

MEET THE SENIOR MANAGEMENT TEAM

     When all is said and done, it's the Team that makes it all happen. We'd like you to meet some of the men and women who lead our Discount Auto Parts Team. Our senior management team is experienced, committed, and motivated-and most important-they're able to motivate and inspire the more than 4,300 Team Members they lead.

[MEMBERS OF SENIOR MANAGEMENT TEAM: VP - MARKETING, VP - REAL ESTATE, DIRECTOR - ADMINISTRATION AND INVESTOR RELATIONS, VP - MIS,
VP - HUMAN RESOURCES, DIRECTOR - COMMERCIAL SALES AND CFO]

BILL PERKINS: From Store Clerk to Company President

     When a new team member asks about opportunities to succeed, he or she need look for inspiration no further than Discount Auto Parts President Bill Perkins.

     In 1983, Bill worked behind the counter at Store #2 on Memorial Boulevard in Lakeland, Florida. He received his first promotion to team leader in a few months. Then, in 1985 he was named manager of another Florida store, in 1986 was promoted to a Training Manager, in 1987 received a promotion to Key Manager and by 1988 he transferred to corporate headquarters and was placed in charge of inventory valuation. Just four years later he was named chief financial officer. In 1994 he took charge of operations and, in 1997, he took the reins as company president.

     During that same period, Discount Auto Parts grew from less than 50 stores and $50 million in revenue to 452 stores and $447.5 million in revenue at the end of fiscal year 1998. Bill Perkins' success story epitomizes the Company's belief that if you build the team, the team builds the business. And he's not alone. The depth of experience in the entire senior management team inspires young team members to believe that old-fashioned hard work and commitment pay off and that they, too, can build long, successful careers at Discount Auto Parts.

Operations

     STEVE BAIR, vice president-operations, is a 20-year company veteran who is directly responsible for day-to-day operation of our stores, and, in fact, Steve started his career in the stores too. He eventually became a store manager, then served as division manager and regional manager. His deep experience in our retail operations has served him well in his senior management role.


8

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
     "I've held just about every position in retail, which gives me a unique understanding of customer needs, as well as what the team needs to support our customers. I believe it's important to stay abreast of current management practices, so I've taken numerous management seminars, Dale Carnegie programs, the Covey Leadership Conference, as well as others."

Commercial Sales

     JIM MULLIGAN, director-commercial sales, also began his career with Discount Auto Parts in our stores. During his 12 years at the company, he worked his way up to division manager and then moved to our corporate headquarters as merchandising manager. Jim was chosen to head up our entry into the important commercial market based on his ability to meet head-on every challenge he's been given.

     "One thing I learned early in my career at Discount Auto Parts: a team member is given as much responsibility as he or she is capable of and willing to take on. There's no end to the opportunities available. This year, I've enjoyed building a new team of capable professionals for our entry into the commercial market."

Human Resources

     CLEMENT BOTTINO, vice president-human resources, will celebrate his 20th anniversary with the company next year. His responsibilities include all staffing and benefits programs, as well as team training and development. Like so many other senior managers, Clement began his career at the store level and worked his way up through store and division management positions. This unique blend of skills and experience makes him a more effective human resources professional.

     "I was a teacher for a year after college, and coached basketball and football, and I've called on those skills many times in working with our team. Executives from other companies have told me they admire our team's performance, and I tell them the key is training, development and coaching."

[MEMBERS OF SENIOR MANAGEMENT TEAM: DIRECTOR - MERCHANDISING, DISTRIBUTION CENTER MANAGER, DISTRIBUTION CENTER - GENERAL MANAGER, VP - PURCHASING,
VP - OPERATIONS & DIRECTOR - PURCHASING]

Distribution

     ROSS MULLIS, general manager-distribution, came to Discount Auto Parts in 1990, working in the shipping department and as a part-time driver. He was promoted to shipping supervisor and gained experience managing all aspects of the distribution center. Today, Ross is responsible for the distribution center's current expansion program and its long-term vision.


     "Planning future distribution needs can be a formidable task, but fortunately, we have a good handle on where the company is going long-term, and a good grasp of what's needed by our stores to serve our customers even better."

                                                                               9

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

     RUSSELL MORRISON, distribution center manager, is a 12-year Discount Auto Parts veteran, having begun in the distribution center and having run every one of its departments. Today, he manages our Lakeland distribution center team and its operations.

     "I work with more than 400 team members and am responsible for our entire distribution budget. It's a big job-and it gets bigger every year as we continue to expand through the Southeast. Expansion can only mean more opportunities for our company and the team. It's an exciting time to be at Discount Auto Parts."

Purchasing

     DAVE VIELE, vice president-purchasing, is a 22-year Discount Auto Parts veteran with extensive experience in all facets of supply chain management. Dave began his career loading trucks in the distribution center, and moved up in the organization over the years, learning all aspects of both distribution and the buying systems. His natural talent for negotiation has led Dave to his present position, where he's responsible for inventory performance, profitability and key vendor negotiations and relationships.

     "I've seen many similarities between my tenure in the U.S. Navy and my career at Discount Auto Parts. Team work and effective leadership are key in both organizations. A team needs to work together to accomplish extraordinary things, and it's not uncommon for our team to exceed expectations. That's what it's all about at Discount Auto Parts."

[26 DIVISION MANAGERS]

     ROB WILLIS, director-purchasing, has served the company for more than 13 years. He, too, started in our stores, and worked his way up to division manager. Rob was one of our first Depot store managers, where he developed expertise in product selection and the testing of new products. He's drawing on that experience today, in his responsibility for the day to day operations of the purchasing department, as well as the management and development of our buyers.

     "The diversity of my job keeps me interested and challenged every day. I work with talented buyers and get to assist them in selecting new products for our customers. It's a stimulating environment in which every day brings a new opportunity and a new test of our skills."


10

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

Merchandising

     TOM MERK, director-merchandising, joined the company in 1989 as a store manager, and has held several senior management positions and played a major role in our success in the highly competitive Jacksonville, Florida market. Tom was experienced in our industry when he joined us: for 15 years he had owned and operated multiple auto parts stores in New York.

[EIGHT DISTRIBUTION CENTER MANAGERS]

     "As I look back over the past 25 years I can see many changes in the automotive aftermarket. But one thing hasn't changed, and that's the requirement to understand the customer's needs- and then be responsive to them. Discount Auto Parts shares that philosophy, and that's why I came to work here."

Marketing

     STEVE JOINER, vice president-marketing, started work at Discount Auto Parts in 1983 as an advertising professional, after beginning his career in a Florida advertising agency. At the time, the company had 32 stores, and Steve was called on to create its advertising and marketing strategy from scratch. As the company grew and evolved, so did Steve's job, and he is now responsible for an extensive marketing and advertising program to support and grow sales.

     "When I received my degree in marketing and journalism I never thought it would lead to what is now a 15-year career in retail marketing. Advertising is a key marketing tactic in any retail business, and we're no different. We use it to prove to our customers daily that we're the low-cost provider of auto parts in their community."

Real Estate

     CLIFF WILEY, vice president-real estate, began his career in commercial real estate and joined the Company 14 years ago in the real estate department. Cliff worked directly for and learned from Co-founder Denis Fontaine, who seemed to know how to select exactly the right store location. Over the years Cliff has continued to hone his research and analytical skills.

     "Sometimes I'm asked how my accounting degree has helped me select property for new stores. Actually, the analytical skills I learned in college have helped me develop a means of weighing the many factors that go into site selection. We look at traffic patterns, population, competition, neighborhood demographics-all sorts of data that must be factored in to come up with the perfect site for a new store."

Systems

     HANK HARRAH, vice president-information systems, came to the company in 1992, after a more than 20-year career in data processing and information systems. He leads the company's ongoing efforts to achieve economies through more effective use of technology and computer systems and has played a key role in setting up the company's management information systems.


                                                                              11

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

     "The technology changes that have taken place since my college days have been enormous. Today, technology means more than a mainframe at corporate headquarters processing historical data. Technology has an impact on all aspects of our business. It's especially exciting to use technology to better serve our customers and team and keep us on the cutting edge of our industry".

Finance

     MIKE MOORE, chief financial officer and a CPA, came to Discount Auto Parts in 1996 after a 15-year career in public accounting with Ernst & Young LLP. In fact, Discount Auto Parts was his client for many years, giving him a unique, below-the-surface perspective on the Company. He brings to his position superb financial management skills.

     "While my career at Ernst & Young focused on the retail sector, I also worked in numerous other industry sectors with clients ranging from millions of dollars in revenues to billions of dollars. Everyday I draw from those experiences to assist Discount Auto Parts in its growth and market expansion."

Administration / Investor Relations

     KRISTI MULLIS, director-administration and investor relations, joined the Company's finance department in 1990 after over a decade in the banking industry. She left banking management to come to Discount Auto Parts and, never shying from a challenge, has been able to use that experience to help lend shape and order to several Company programs which included the creation of the investor relations department when the Company went public in 1992.

     "Talking with our shareholders and working with Wall Street gives me a broad perspective on our Company and our industry and also generates new ideas about how we can continue to improve communications with our shareholders and those who follow our stock. My separate role in risk management affords me the challenge of identifying, analyzing and correcting potential areas of risk to the company."

Other Key Management

     While we have separately listed certain key members of management herein, those individuals are also backed and supported by the Company's 26 Division Managers ( "DM's"). On average, our DM's have over 12 years of experience with Discount Auto Parts and are on average 35 years old. These are the members of management that ensure our over 4,300 team members and our 467-plus stores perform consistently every day.

     In addition to the DM's, the Company has a distribution center management team that has on average over 12 years experience with Discount Auto Parts. The distribution management team oversees our newly expanded 600,000 square foot distribution center and its approximately 450 team members. Their experience has helped keep our distribution costs among the lowest in our industry.



12

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

                            SELECTED FINANCIAL DATA

                                                                         FISCAL YEAR ENDED
                                                        ----------------------------------------------------
                                                         JUNE 2     JUNE 3     MAY 28     MAY 30     MAY 31
                                                          1998     1997(1)      1996       1995       1994
                                                        --------   --------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA AND SELECTED
                                                                          OPERATING DATA)
INCOME STATEMENT DATA
Net sales                                               $447,491   $405,186   $307,476   $253,700   $207,569
Cost of sales, including distribution costs              271,404    256,646    186,917    158,710    131,469
                                                        --------   --------   --------   --------   --------
Gross profit                                             176,087    148,540    120,559     94,990     76,100
Selling, general and administrative expenses             124,125    101,336     80,090     64,081     49,985
                                                        --------   --------   --------   --------   --------
Income from operations                                    51,962     47,204     40,469     30,909     26,115
Litigation settlement                                         --    (20,545)        --         --         --
Other income                                               2,434        187      1,164      1,133        799
Gain on life insurance proceeds                               --         --         --      4,836         --
Interest expense                                         (10,203)    (6,125)    (5,078)    (6,295)    (3,635)
                                                        --------   --------   --------   --------   --------
Income before income taxes                                44,193     20,721     36,555     30,583     23,279
Income taxes                                              17,013      7,980     14,092     10,020      8,962
                                                        --------   --------   --------   --------   --------
Net income                                              $ 27,180   $ 12,741   $ 22,463   $ 20,563   $ 14,317
                                                        ========   ========   ========   ========   ========
Basic net income per common share                       $   1.64   $    .77   $   1.44   $   1.48   $   1.03
                                                        ========   ========   ========   ========   ========
Diluted net income per common share                     $   1.63   $    .77   $   1.41   $   1.47   $   1.02
                                                        ========   ========   ========   ========   ========
Weighted average common shares outstanding                16,604     16,581     15,647     13,907     13,954

SELECTED OPERATING DATA
NUMBER OF STORES AT YEAR END                                 452        400        314        248        208
TOTAL STORE SQUARE FOOTAGE AT YEAR END (IN
  THOUSANDS)(2)                                            2,007      1,836      1,610      1,405      1,197
AVERAGE NET SALES PER STORE (IN THOUSANDS)(3)(4)        $  1,050   $  1,023   $  1,094   $  1,113   $  1,084
AVERAGE NET SALES PER SQUARE FOOT(3)(4)                 $    233   $    212   $    204   $    195   $    195
PERCENTAGE INCREASE (DECREASE) IN COMPARABLE STORE NET
  SALES(4)(5)                                                7.7%       (.6)%      4.9%       5.8%       4.0%
TEAM MEMBERS                                               4,350      3,677      3,148      2,826      2,172

BALANCE SHEET DATA
INVENTORIES                                             $172,027   $151,644   $111,408   $ 91,187   $ 59,581
WORKING CAPITAL                                          105,662     80,573     59,801     46,420     34,055
PROPERTY AND EQUIPMENT, NET                              314,519    265,589    208,094    166,169    131,893
TOTAL ASSETS                                             511,735    443,066    338,263    270,832    213,174
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES             160,695    114,117     50,400     94,550     70,118
STOCKHOLDERS' EQUITY                                     256,885    229,061    216,046    117,895     97,214

---------------

(1) FISCAL YEAR 1997 CONSISTED OF 53 WEEKS; ALL OTHER YEARS REPORTED CONSISTED OF 52 WEEKS.
(2) STORE SQUARE FOOTAGE INCLUDES ONLY SELLING AND MERCHANDISING SPACE.
(3) AVERAGE NET SALES PER STORE AND AVERAGE NET SALES PER SQUARE FOOT ARE BASED ON THE AVERAGE OF BEGINNING AND ENDING NUMBER OF STORES AND STORE SQUARE FOOTAGE FOR THE RESPECTIVE PERIOD. FOR FISCAL 1997, AVERAGE NET SALES PER STORE AND AVERAGE NET SALES PER SQUARE FOOT HAVE BEEN ADJUSTED TO EXCLUDE THE EFFECT OF THE FIFTY-THIRD WEEK.
(4) THE AMOUNTS SHOWN FOR FISCAL 1997 EXCLUDE COMMERCIAL SALES OF AIR CONDITIONING PRODUCTS, SUCH AS FREON. IF THESE COMMERCIAL SALES OF FREON WERE TO HAVE BEEN INCLUDED, THE AVERAGE NET SALES PER STORE, AVERAGE NET SALES PER SQUARE FOOT AND THE INCREASE IN COMPARABLE STORE SALES FOR FISCAL 1997 WOULD HAVE BEEN $1,115,000, $231 AND 9.7%, RESPECTIVELY.
(5) COMPARABLE STORE NET SALES DATA ARE CALCULATED BASED ON THE CHANGE IN NET SALES OF ALL STORES OPEN AT THE BEGINNING OF THE PRECEDING FISCAL YEAR. THE DECREASE FOR FISCAL 1997 HAS BEEN ADJUSTED TO EXCLUDE THE EFFECT OF THE FIFTY-THIRD WEEK.

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

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  THE FOLLOWING TABLE SETS FORTH, FOR THE PERIODS INDICATED, THE INCOME STATEMENT DATA AND THE PERCENTAGE OF THE COMPANY'S NET SALES REPRESENTED BY EACH LINE ITEM PRESENTED:

                                                              FISCAL YEAR ENDED
                                           --------------------------------------------------------
                                            JUNE 2              JUNE 3              MAY 28
                                             1998       %        1997       %        1996       %
                                           --------   -----    --------   -----    --------   -----
                                                            (DOLLARS IN THOUSANDS)
Net sales                                  $447,491   100.0%   $405,186   100.0%   $307,476   100.0%
Cost of sales, including distribution
  costs                                     271,404    60.7     256,646    63.3     186,917    60.8
                                           --------   -----    --------   -----    --------   -----
  Gross profit                              176,087    39.3     148,540    36.7     120,559    39.2
Selling, general and administrative
     expenses                               124,125    27.7     101,336    25.0      80,090    26.0
                                           --------   -----    --------   -----    --------   -----
  Income from operations                     51,962    11.6      47,204    11.7      40,469    13.2
Litigation settlement                            --      --     (20,545)   (5.1)         --      --
Other income, net                             2,434      .6         187      --       1,164      .4
Interest expense                            (10,203)   (2.3)     (6,125)   (1.5)     (5,078)   (1.7)
                                           --------   -----    --------   -----    --------   -----
Income before income taxes                   44,193     9.9      20,721     5.1      36,555    11.9
Income taxes                                 17,013     3.8       7,980     2.0      14,092     4.6
                                           --------   -----    --------   -----    --------   -----
Net income                                 $ 27,180     6.1%   $ 12,741     3.1%   $ 22,463     7.3%
                                           ========   =====    ========   =====    ========   =====

FISCAL 1998 COMPARED TO FISCAL 1997

  NET SALES FOR THE FIFTY-TWO WEEK PERIOD ENDED JUNE 2, 1998 INCREASED $42.3 MILLION, OR 10.4%, OVER NET SALES FOR THE FIFTY-THREE WEEK PERIOD ENDED JUNE 3, 1997. COMMERCIAL SALES OF R-12 FREON REPRESENTED APPROXIMATELY $32.7 MILLION OR 8.1% OF THE TOTAL SALES FOR FISCAL 1997. SUCH COMMERCIAL SALES WERE NEGLIGIBLE FOR FISCAL 1998. EXCLUDING THE IMPACT OF SUCH COMMERCIAL SALES AND THE EXTRA WEEK IN FISCAL 1997, TRADITIONAL DIY RETAIL SALES FOR FISCAL 1998 INCREASED 22.5% OVER THE COMPARABLE FISCAL 1997 PERIOD. TRADITIONAL DIY COMPARABLE STORE SALES INCREASED 7.7% FOR FISCAL 1998 AS COMPARED TO FISCAL 1997, AFTER EXCLUDING THE EFFECT OF THE EXTRA WEEK. WHEN INCLUDING COMMERCIAL SALES OF FREON IN COMPARABLE STORE SALES FOR FISCAL 1997, COMPARABLE STORE SALES WOULD HAVE REFLECTED A DECREASE OF 1.9% FOR FISCAL 1998. THE REMAINING INCREASE IN NET SALES FROM THE COMPANY'S CORE OPERATIONS WAS ATTRIBUTABLE TO APPROXIMATELY $83.1 MILLION IN SALES FROM NEW STORES OPENED SINCE THE BEGINNING OF FISCAL 1997. AS OF JUNE 2, 1998, THE COMPANY HAD 452 STORES IN OPERATION COMPARED TO 400 AT THE END OF FISCAL 1997.

  GROSS PROFIT FOR THE FIFTY-TWO WEEK PERIOD ENDED JUNE 2, 1998 WAS $176.1 MILLION, OR 39.3% OF NET SALES, COMPARED WITH $148.5 MILLION, OR 36.7% FOR FISCAL 1997. THE IMPROVEMENT IN GROSS MARGINS FOR FISCAL 1998 WAS DUE IN PART TO THE HIGHER LEVEL OF COMMERCIAL SALES OF R-12 FREON IN THE FISCAL 1997 COMPARABLE PERIOD, WHICH GENERALLY HAD LOWER GROSS MARGINS DUE TO THE PRODUCT'S COMMODITY NATURE. EXCLUDING THE IMPACT OF COMMERCIAL FREON SALES IN FISCAL 1997, THE GROSS MARGIN WOULD HAVE BEEN 38.0% FOR FISCAL 1997. THE REMAINING

 [DISCOUNT AUTO PARTS LOGO]

IMPROVEMENT IN GROSS MARGIN FOR FISCAL 1998 WAS PRIMARILY ATTRIBUTABLE TO LOWER PRODUCT COSTS AND MODIFICATIONS TO THE COMPANY'S MERCHANDISING STRATEGY.

  SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") EXPENSES FOR FISCAL 1998 INCREASED BY $22.8 MILLION OVER SUCH EXPENSES FOR FISCAL 1997, AND INCREASED AS A PERCENTAGE OF NET SALES FROM 25.0% IN FISCAL 1997 TO 27.7% IN FISCAL 1998. THE INCREASE WAS PRIMARILY THE RESULT OF HIGHER LEVELS OF COMMERCIAL SALES OF R-12 FREON IN FISCAL 1997. SUCH COMMERCIAL SALES GENERALLY HAD VERY LIMITED ASSOCIATED SG&A EXPENSES. EXCLUDING THE COMMERCIAL SALES OF R-12 FREON, SG&A EXPENSES AS A PERCENTAGE OF SALES FOR FISCAL 1997 WOULD HAVE BEEN 27.2%. AFTER THE EXCLUSION OF SUCH SALES, THE INCREASE IN SG&A EXPENSE AS A PERCENTAGE OF SALES FOR FISCAL 1998 WAS PRIMARILY ATTRIBUTABLE TO EXPENSES INCURRED IN THE DEVELOPMENT AND ROLLOUT OF THE COMPANY'S COMMERCIAL DELIVERY PROGRAM.

  INCOME FROM OPERATIONS FOR FISCAL 1998 INCREASED 10.1% TO $52.0 MILLION AS COMPARED TO $47.2 MILLION FOR FISCAL 1997. INCOME FROM OPERATIONS FOR FISCAL 1997 INCLUDE EARNINGS ASSOCIATED WITH COMMERCIAL SALES OF FREON WHILE SIMILAR SALES GENERALLY WERE NOT MADE IN FISCAL 1998. THE FISCAL 1997 INCOME FROM OPERATIONS ALSO REFLECTS AN EXTRA WEEK OF RESULTS. WHEN EXCLUDING THE IMPACT OF SUCH COMMERCIAL SALES AND THE EFFECTS OF THE EXTRA WEEK OF OPERATIONS IN THE FISCAL 1997 PERIOD, TRADITIONAL DIY OPERATING INCOME (WHICH REFLECTS OPERATING INCOME EXCLUSIVE OF COMMERCIAL FREON SALES AND ASSOCIATED COST OF SALES) INCREASED 31.6% FOR FISCAL 1998 OVER THE FISCAL 1997 RESULTS.

  AS FURTHER DISCUSSED IN NOTE 9 OF THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, THE COMPANY REACHED AN AGREEMENT IN JULY 1997 TO SETTLE A LAWSUIT BROUGHT BY AIRGAS, INC. AND CERTAIN AIRGAS AFFILIATES AGAINST SEVERAL DEFENDANTS, INCLUDING THE COMPANY AND ONE OF ITS EMPLOYEES. AS A RESULT OF THE SETTLEMENT, THE COMPANY RECORDED A PRE-TAX CHARGE OF $20.5 MILLION IN THE FOURTH QUARTER OF FISCAL 1997. THE CHARGE REFLECTS THE PAYMENTS MADE PURSUANT TO THE TERMS OF THE ACTUAL SETTLEMENT PLUS ASSOCIATED LEGAL AND PROFESSIONAL FEES.

  OTHER INCOME FOR FISCAL 1998 PRIMARILY INCLUDES A $4.0 MILLION FEE RECEIVED FROM THE TERMINATION OF THE PROPOSED ACQUISITION OF HI-LO AUTOMOTIVE, INC., LESS RELATED EXPENSES.

  INTEREST EXPENSE FOR FISCAL 1998 WAS $10.2 MILLION AS COMPARED TO $6.1 MILLION FOR FISCAL 1997. THE INCREASE FOR FISCAL 1998 WAS PRIMARILY THE RESULT OF INCREASED BORROWINGS ASSOCIATED WITH NEW STORE GROWTH, THE EXPANSION OF THE COMPANY'S EXISTING DISTRIBUTION CENTER, AND THE SEPTEMBER 1997 FUNDING OF THE AMOUNTS DUE PURSUANT TO THE TERMS OF THE SETTLEMENT AGREEMENT WITH AIRGAS.

  THE COMPANY'S EFFECTIVE TAX RATE FOR BOTH FISCAL 1998 AND FISCAL 1997 WAS
38.5%.

  PRIMARILY AS A RESULT OF THE FOREGOING, NET INCOME FOR FISCAL 1998 WAS $27.2 MILLION OR $1.63 PER DILUTED SHARE AS COMPARED TO $12.7 MILLION OR $.77 PER DILUTED SHARE REPORTED FOR FISCAL 1997.

FISCAL 1997 COMPARED TO FISCAL 1996

  NET SALES FOR THE FIFTY-THREE WEEK PERIOD ENDED JUNE 3, 1997 INCREASED $97.7 MILLION, OR 31.8%, OVER NET SALES FOR THE FIFTY-TWO WEEK PERIOD ENDED MAY 28, 1996. COMMERCIAL SALES OF R-12 FREON REPRESENTED APPROXIMATELY $32.7 MILLION OR 8.1% OF THE TOTAL SALES FOR FISCAL 1997. NET SALES FOR THE FIFTY-THREE WEEKS ENDED JUNE 3, 1997 FROM THE COMPANY'S CORE RETAIL STORE OPERATIONS INCREASED $67.7 MILLION OR 22.2% OVER THE FIFTY-TWO WEEK PERIOD ENDED MAY 28, 1996. COMPARABLE STORE SALES FROM THE COMPANY'S CORE RETAIL STORE OPERATIONS

                                                      [DISCOUNT AUTO PARTS LOGO]

DECREASED BY .6% FOR FISCAL 1997 ON A COMPARABLE WEEK BASIS, WHEN EXCLUDING COMMERCIAL SALES OF R-12 FREON. WHEN INCLUDING SUCH SALES, COMPARABLE STORE SALES INCREASED 9.7% FOR FISCAL 1997 ON A COMPARABLE WEEK BASIS AS COMPARED TO FISCAL 1996. THE REMAINING INCREASE IN NET SALES FROM THE COMPANY'S CORE OPERATIONS WAS ATTRIBUTABLE TO APPROXIMATELY $84.0 MILLION IN SALES FROM NEW STORES OPENED SINCE THE BEGINNING OF FISCAL 1996. AS OF JUNE 3, 1997, THE COMPANY HAD 400 STORES IN OPERATION COMPARED TO 314 AT THE END OF FISCAL 1996.

  GROSS PROFIT FOR THE FIFTY-THREE WEEK PERIOD ENDED JUNE 3, 1997 WAS $148.5 MILLION, OR 36.7% OF NET SALES COMPARED WITH $120.6 MILLION, OR 39.2% OF NET SALES FOR FISCAL 1996. THE LOWER GROSS PROFIT PERCENTAGE FOR FISCAL 1997 WAS PRIMARILY THE RESULT OF INCREASED REVENUES ASSOCIATED WITH COMMERCIAL SALES OF R-12 FREON IN FISCAL 1997, WHICH GENERALLY TEND TO HAVE LOWER GROSS MARGINS DUE TO THE PRODUCT'S COMMODITY NATURE. EXCLUDING THE IMPACT OF COMMERCIAL FREON SALES IN FISCAL 1997, THE GROSS MARGIN WOULD HAVE BEEN 38.0% FOR FISCAL 1997. THE REDUCTION IN FISCAL 1997 TRADITIONAL DIY GROSS MARGIN WAS PRIMARILY THE RESULT OF THE CONTINUING EFFECTS OF THE DECREASE IN RETAIL PRICING WHICH OCCURRED LATE IN THE FOURTH QUARTER OF FISCAL 1996 AND HIGHER PROMOTIONAL MARKDOWNS WHICH RESULTED FROM INCREASED ADVERTISING EFFORTS IN THE SECOND HALF OF FISCAL 1997.

  SG&A EXPENSES FOR FISCAL 1997 INCREASED BY $21.2 MILLION OVER SUCH EXPENSES FOR FISCAL 1996, AND DECREASED AS A PERCENTAGE OF NET SALES TO 25.0% FROM 26.0%. THIS DECREASE WAS PRIMARILY THE RESULT OF THE IMPACT OF THE HIGHER LEVELS OF COMMERCIAL SALES OF R-12 FREON IN FISCAL 1997, WHICH HAD RELATIVELY LOW SG&A EXPENSES. THE DECREASE WAS OFFSET IN PART BY AN INCREASE IN NET ADVERTISING EXPENSE.

  AS FURTHER DISCUSSED IN NOTE 9 OF THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, THE COMPANY REACHED AN AGREEMENT IN JULY 1997 TO SETTLE A LAWSUIT BROUGHT BY AIRGAS, INC. AND CERTAIN AIRGAS AFFILIATES AGAINST SEVERAL DEFENDANTS, INCLUDING THE COMPANY AND ONE OF ITS EMPLOYEES. AS A RESULT OF THE SETTLEMENT, THE COMPANY RECORDED A PRE-TAX CHARGE OF $20.5 MILLION IN THE FOURTH QUARTER OF FISCAL 1997. THE CHARGE REFLECTS THE PAYMENTS MADE PURSUANT TO THE TERMS OF THE ACTUAL SETTLEMENT PLUS ASSOCIATED LEGAL AND PROFESSIONAL FEES.

  OTHER INCOME PRIMARILY INCLUDES GAINS AND LOSSES ON REAL ESTATE DISPOSALS AND INTEREST INCOME. THE DECREASE IN FISCAL 1997 IN OTHER INCOME IS PRIMARILY ATTRIBUTABLE TO THE LOWER AMOUNT OF NET REAL ESTATE GAINS OF APPROXIMATELY $100,000 IN FISCAL 1997 AS COMPARED TO $1.5 MILLION OF NET REAL ESTATE GAINS IN FISCAL 1996.

  INTEREST EXPENSE FOR FISCAL 1997 WAS $6.1 MILLION AS COMPARED TO $5.1 MILLION FOR FISCAL 1996. THE INCREASE FOR FISCAL 1997 WAS PRIMARILY THE RESULT OF INCREASED AVERAGE BORROWINGS ASSOCIATED WITH NEW STORE GROWTH.

  THE COMPANY'S EFFECTIVE TAX RATE FOR FISCAL 1997 WAS 38.5% AS COMPARED WITH 38.6% IN FISCAL 1996.

  AFTER REFLECTING THE CHARGE ASSOCIATED WITH THE AIRGAS LITIGATION SETTLEMENT, NET INCOME FOR FISCAL 1997 WAS $12.7 MILLION OR $.77 PER DILUTED SHARE AS COMPARED TO $22.5 MILLION OR $1.44 PER DILUTED SHARE REPORTED FOR FISCAL 1996. EXCLUDING THE IMPACT OF THE LITIGATION SETTLEMENT AND ALL RELATED EXPENSES, NET INCOME WOULD HAVE BEEN $25.6 MILLION OR $1.54 PER DILUTED SHARE FOR FISCAL 1997.

LIQUIDITY AND CAPITAL RESOURCES

  NET CASH PROVIDED BY OPERATING ACTIVITIES WAS $14.5 MILLION IN FISCAL 1998, $8.7 MILLION IN FISCAL 1997 AND $22.8 MILLION IN FISCAL 1996. THE OVERALL DECREASE IN NET CASH PROVIDED BY OPERATING ACTIVITIES IN FISCAL 1998 AS COMPARED TO NET CASH PROVIDED BY OPERATING ACTIVITIES IN FISCAL 1996 WAS PRIMARILY THE RESULT OF THE FUNDING OF THE AIRGAS SETTLEMENT IN FISCAL 1998. THE INCREASE IN FISCAL 1998 AS COMPARED TO FISCAL 1997 WAS PRINCIPALLY THE

 [DISCOUNT AUTO PARTS LOGO]

RESULT OF AN INCREASE IN NET INCOME, SUBSTANTIAL DEFERRED INCOME TAX EXPENSE IN FISCAL 1998 AS COMPARED TO A DEFERRED INCOME TAX BENEFIT IN FISCAL 1997, INVENTORY GROWTH IN FISCAL 1998 AT A LEVEL SUBSTANTIALLY LESS THAN IN FISCAL 1997, AN INCREASE IN THE AMOUNT OF DEPRECIATION AND AN INCREASE IN CURRENT LIABILITIES, OFFSET IN PART BY THE FUNDING OF THE AIRGAS SETTLEMENT, A DECREASE IN THE AMOUNT OF INCREASE IN ACCOUNTS PAYABLE AND ADDITIONAL INCREASES IN THE AMOUNTS OF PREPAID EXPENSES AND OTHER CURRENT ASSETS.

  CAPITAL EXPENDITURES FOR FISCAL 1998 WERE $64.6 MILLION AS COMPARED TO $70.2 MILLION IN FISCAL 1997 AND $52.2 MILLION IN FISCAL 1996. THE MAJORITY OF THE FISCAL 1998 CAPITAL EXPENDITURES RELATED TO THE 53 NEW STORES OPENED DURING THAT PERIOD AND COSTS ASSOCIATED WITH A MAJOR EXPANSION OF THE COMPANY'S DISTRIBUTION CENTER, WHICH INVOLVES AN INCREASE OF THE COMPANY'S EXISTING DISTRIBUTION CENTER FROM APPROXIMATELY 300,000 SQUARE FEET TO APPROXIMATELY 600,000 SQUARE FEET. MOST OF THE EXPANSION PROJECT HAS BEEN COMPLETED AND THE BALANCE OF THE PROJECT IS PRINCIPALLY A SIGNIFICANT ADDITION OF OFFICE SPACE. THE TOTAL COST OF THE EXPANSION IS ESTIMATED TO BE APPROXIMATELY $20 TO $22 MILLION. THROUGH JUNE 2, 1998, THE COMPANY HAS SPENT APPROXIMATELY $12.0 MILLION ON THE DISTRIBUTION CENTER EXPANSION PROJECT.

  THE COMPANY ALSO BEGAN THE ROLLOUT OF A COMMERCIAL DELIVERY SERVICE IN THE THIRD QUARTER OF FISCAL 1998. THE COMPANY'S COMMERCIAL DELIVERY SERVICE CONSISTS OF A PROGRAM WHEREBY COMMERCIAL CUSTOMERS (SUCH AS AUTO SERVICE CENTERS, COMMERCIAL MECHANICS, GARAGES AND THE LIKE) ESTABLISH COMMERCIAL ACCOUNTS WITH THE COMPANY AND ORDER AUTOMOTIVE PARTS FROM THE COMPANY WITH SUCH PARTS BEING DELIVERED FROM, OR PICKED UP FROM, NEARBY DISCOUNT AUTO PARTS STORES. DURING FISCAL 1998, THE COMPANY'S ENTRY INTO THE COMMERCIAL DELIVERY MARKET INVOLVED TOTAL CAPITAL EXPENDITURES OF APPROXIMATELY $3.6 MILLION. IN ADDITION, THE COMMERCIAL DELIVERY PROGRAM HAS REQUIRED, AND CAN BE EXPECTED TO CONTINUE TO REQUIRE, THE COMPANY TO EXTEND TRADE CREDIT TO CERTAIN OF THE COMMERCIAL ACCOUNT CUSTOMERS IN THE ORDINARY COURSE OF BUSINESS. THE EXTENSION OF SUCH TRADE CREDIT INCREASES THE CAPITAL REQUIREMENTS ASSOCIATED WITH THE ROLLOUT OF THE PROGRAM AND EXPOSES THE COMPANY TO CREDIT RISK AND THE ASSOCIATED LOSS ATTRIBUTABLE TO UNCOLLECTIBLE ACCOUNTS. THE COMPANY HAS ESTABLISHED SYSTEMS TO MANAGE AND CONTROL SUCH CREDIT RISK. THE AMOUNT OF CAPITAL THAT IS NEEDED FOR EXTENSION OF TRADE CREDIT WILL BE DEPENDENT IN LARGE PART UPON THE SUCCESS OF THE COMMERCIAL DELIVERY SERVICE ROLL-OUT AND HOW QUICKLY THE COMMERCIAL BUSINESS DEVELOPS. BECAUSE THIS IS A RELATIVELY NEW ASPECT OF THE AUTO PARTS SUPPLY BUSINESS FOR THE COMPANY, THERE ARE RISKS ASSOCIATED WITH THE COMPANY'S ENTRY INTO THIS NEW ASPECT OF THE BUSINESS AND THERE CAN BE NO ASSURANCE AS TO IF AND/OR WHEN THE COMMERCIAL DELIVERY SERVICE BUSINESS WILL BE PROFITABLE OR AS TO WHETHER THE COMPANY WILL EXPERIENCE ANY FINANCIAL OR OTHER CHALLENGES IN MANAGING AND CONTROLLING THE CREDIT RISK.

  THE COMPANY ANTICIPATES THAT TOTAL CAPITAL EXPENDITURES FOR FISCAL 1999, INCLUDING THE COSTS ASSOCIATED WITH THE ADDITION OF APPROXIMATELY 75 NEW STORES, THE DISTRIBUTION CENTER EXPANSION AND THE WORKING CAPITAL COSTS ASSOCIATED WITH THE ROLL-OUT OF THE COMMERCIAL DELIVERY SERVICE, WILL BE IN THE RANGE OF $70 MILLION TO $80 MILLION.

  THE COMPANY'S CREDIT FACILITIES ARE DISCLOSED IN NOTE 3 OF THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. AS OF JUNE 2, 1998, THE COMPANY HAD $71.5 MILLION OF ADDITIONAL AVAILABILITY UNDER ITS EXISTING REVOLVING CREDIT AGREEMENT WITH A SYNDICATE OF BANKS.

  THE COMPANY HAS HISTORICALLY BEEN ABLE TO FINANCE MOST OF ITS NEW STORE GROWTH THROUGH UNSECURED LINES OF CREDIT AND MEDIUM AND LONGER TERM MORTGAGE FINANCING PROVIDED BY BANKS AND OTHER INSTITUTIONAL LENDERS, AND THROUGH CASH FLOW FROM OPERATIONS. CONSISTENT WITH ITS HISTORICAL PRACTICE, THE COMPANY EXPECTS

                                                      [DISCOUNT AUTO PARTS LOGO]

TO FINANCE BOTH ITS SHORT AND LONG-TERM LIQUIDITY NEEDS FOR NEW STORE GROWTH, AS TO LAND AND BUILDINGS, PRIMARILY THROUGH THESE LINES OF CREDIT AND MORTGAGE FINANCING (RENEWALS AND REPLACEMENTS THEREOF), AND AS TO EQUIPMENT AND FIXTURES, PRIMARILY THROUGH CASH FLOW FROM OPERATIONS.

  THE COMPANY'S NEW STORE DEVELOPMENT PROGRAM ALSO REQUIRES SIGNIFICANT WORKING CAPITAL, PRINCIPALLY FOR INVENTORIES. THE COMPANY HAS HISTORICALLY USED TRADE CREDIT TO PARTIALLY FINANCE NEW STORE INVENTORIES AND HAS BEEN SUCCESSFUL IN NEGOTIATING EXTENDED PAYMENT TERMS AND INCENTIVES FROM MANY SUPPLIERS THROUGH VOLUME PURCHASES. THE COMPANY BELIEVES THAT IT WILL BE ABLE TO CONTINUE FINANCING SOME OF ITS INVENTORY GROWTH THROUGH THE EXTENSION OF FAVORABLE PAYMENT TERMS AND INCENTIVES FROM ITS VENDORS, BUT THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL BE SUCCESSFUL IN DOING SO. THE ADDITIONAL FUNDING FOR INVENTORY EXPANSION HAS BEEN PROVIDED IN LARGE PART FROM CASH FLOW FROM OPERATIONS.

  AS OF JUNE 2, 1998, 36 OR 8.0% OF THE COMPANY'S STORES WERE LEASED. ALTHOUGH THE COMPANY GENERALLY ANTICIPATES A SIMILAR OWN/LEASE PERCENTAGE RELATIONSHIP FOR NEW STORES IN THE FUTURE, THE COMPANY MAY EXPLORE OPPORTUNITIES WHICH COULD LEAD TO INCREASES IN THIS PERCENTAGE.

  THE COMPANY BELIEVES THAT THE EXPECTED CASH FLOWS FROM OPERATIONS, AVAILABLE BANK BORROWINGS AND TRADE CREDIT, WILL BE SUFFICIENT TO FUND BOTH SHORT TERM AND LONG TERM CAPITAL AND LIQUIDITY NEEDS OF THE COMPANY.

INFLATION AND SEASONALITY

  THE COMPANY DOES NOT BELIEVE ITS OPERATIONS HAVE BEEN MATERIALLY AFFECTED BY INFLATION. THE COMPANY HAS BEEN SUCCESSFUL, IN MANY CASES, IN REDUCING THE EFFECTS OF MERCHANDISE COST INCREASES PRINCIPALLY BY TAKING ADVANTAGE OF VENDOR INCENTIVE PROGRAMS, ECONOMIES OF SCALE RESULTING FROM INCREASED VOLUMES OF PURCHASES, AND SELECTIVE FORWARD BUYING.

  ALTHOUGH SALES HAVE HISTORICALLY BEEN SOMEWHAT HIGHER IN THE COMPANY'S FOURTH QUARTER (MARCH THROUGH MAY), THE COMPANY DOES NOT CONSIDER ITS BUSINESS TO BE SEASONAL.

YEAR 2000

  MANAGEMENT HAS DEVELOPED A PLAN TO MODIFY THE COMPANY'S INFORMATION TECHNOLOGY TO RECOGNIZE THE YEAR 2000 AND HAS BEGUN CONVERTING CRITICAL DATA PROCESSING SYSTEMS. THE COMPANY'S YEAR 2000 INITIATIVE IS BEING MANAGED BY A TEAM OF INTERNAL STAFF AND MANAGEMENT. MANAGEMENT CURRENTLY EXPECTS THE PROJECT TO BE SUBSTANTIALLY COMPLETE BY EARLY 1999 AND THAT THE COST OF THE YEAR 2000 INITIATIVE, PRINCIPALLY INCLUDING INTERNAL COSTS, WILL NOT BE MATERIAL TO THE COMPANY'S RESULTS OF OPERATIONS OR FINANCIAL POSITION. FURTHERMORE, THIS PROJECT IS NOT EXPECTED TO HAVE A SIGNIFICANT EFFECT ON OPERATIONS.

FORWARD LOOKING STATEMENTS

  THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OTHER SECTIONS OF THIS ANNUAL REPORT CONTAIN FORWARD LOOKING STATEMENTS THAT ARE BASED ON THE CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT THE INDUSTRY IN WHICH THE COMPANY OPERATES, MANAGEMENT'S

 [DISCOUNT AUTO PARTS LOGO]

BELIEFS AND THE ASSUMPTIONS MADE BY MANAGEMENT. THESE STATEMENTS INCLUDE THE WORDS "ANTICIPATES", "EXPECTS", "EXPECTED" AND "BELIEVES", VARIATIONS OF SUCH WORDS, AND SIMILAR EXPRESSIONS WHICH ARE INTENDED TO IDENTIFY SUCH FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO POTENTIAL RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE CURRENTLY ANTICIPATED.

  THESE POTENTIAL RISKS AND UNCERTAINTIES INCLUDE INCREASED COMPETITION, EXTENT OF THE MARKET DEMAND FOR AUTO PARTS, AVAILABILITY OF INVENTORY SUPPLY, PROPRIETY OF INVENTORY MIX, ADEQUACY AND PERCEPTION OF CUSTOMER SERVICE, PRODUCT QUALITY AND DEFECT EXPERIENCE, AVAILABILITY OF AND ABILITY TO TAKE ADVANTAGE OF VENDOR PRICING PROGRAMS AND INCENTIVES, SOURCING AVAILABILITY, RATE OF NEW STORE OPENINGS, CANNIBALIZATION OF STORE SITES, MIX AND TYPES OF MERCHANDISE SOLD, GOVERNMENTAL REGULATION OF PRODUCTS, NEW STORE DEVELOPMENT AND THE LIKE, PERFORMANCE OF INFORMATION SYSTEMS, EFFECTIVENESS OF DELIVERIES FROM THE DISTRIBUTION CENTER, ABILITY TO HIRE, TRAIN AND RETAIN QUALIFIED TEAM MEMBERS, AVAILABILITY OF QUALITY STORE SITES, ABILITY TO COMPLETE TIMELY EXPANSION OF THE DISTRIBUTION CENTER, ABILITY TO SUCCESSFULLY ROLL-OUT THE COMMERCIAL DELIVERY SERVICE, CREDIT RISK ASSOCIATED WITH THE COMMERCIAL DELIVERY SERVICE, ENVIRONMENTAL RISKS, AVAILABILITY OF EXPANDED AND EXTENDED CREDIT FACILITIES, LEGAL EXPENSES ASSOCIATED WITH DISPUTES AND INVESTIGATIONS CONCERNING FREON MATTERS, POTENTIAL FOR LIABILITY WITH RESPECT TO THESE MATTERS AND OTHER FACTORS DISCUSSED IN THE REPORTS -- INCLUDING FORM 10-K -- FILED FROM TIME TO TIME BY THE COMPANY WITH THE SEC.

                                                      [DISCOUNT AUTO PARTS LOGO]

CONSOLIDATED STATEMENTS OF INCOME

                                                                         FISCAL YEAR ENDED
                                                              ----------------------------------------
                                                                JUNE 2         JUNE 3         MAY 28
                                                                 1998           1997           1996
                                                              ----------    ------------    ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales                                                      $447,491       $405,186       $307,476
Cost of sales, including distribution costs                     271,404        256,646        186,917
                                                               --------       --------       --------
  Gross profit                                                  176,087        148,540        120,559
Selling, general and administrative expenses                    124,125        101,336         80,090
                                                               --------       --------       --------
  Income from operations                                         51,962         47,204         40,469
Litigation settlement                                                --        (20,545)            --
Other income, net                                                 2,434            187          1,164
Interest expense                                                (10,203)        (6,125)        (5,078)
                                                               --------       --------       --------
Income before income taxes                                       44,193         20,721         36,555
Income taxes                                                     17,013          7,980         14,092
                                                               --------       --------       --------
Net income                                                     $ 27,180       $ 12,741       $ 22,463
                                                               ========       ========       ========
Net income per share:
Basic net income per common share                              $   1.64       $   0.77       $   1.44
                                                               ========       ========       ========
Diluted net income per common share                            $   1.63       $   0.77       $   1.41
                                                               ========       ========       ========
Average common shares outstanding                                16,604         16,581         15,647
Dilutive effect of stock options                                    111             73            257
                                                               --------       --------       --------
Average common shares outstanding -- assuming dilution           16,715         16,654         15,904
                                                               ========       ========       ========

SEE ACCOMPANYING NOTES.

 [DISCOUNT AUTO PARTS LOGO]

CONSOLIDATED BALANCE SHEETS

                                                               JUNE 2     JUNE 3
                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
                                     ASSETS
Current assets:
  Cash                                                        $  5,064   $  6,409
  Inventories                                                  172,027    151,644
  Prepaid expenses and other current assets                     17,657     12,332
  Deferred income taxes                                             --      6,312
                                                              --------   --------
       Total current assets                                    194,748    176,697
Property and equipment                                         379,991    316,315
  Less allowances for depreciation and amortization            (65,472)   (50,726)
                                                              --------   --------
                                                               314,519    265,589
Other assets                                                     2,468        780
                                                              --------   --------
Total assets                                                  $511,735   $443,066
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable                                      $ 67,083   $ 63,753
  Accrued salaries, wages and benefits                           7,317      6,035
  Litigation settlement                                             --     20,400
  Deferred income taxes                                          1,101         --
  Other current liabilities                                     11,185      3,536
  Current maturities of long-term debt                           2,400      2,400
                                                              --------   --------
       Total current liabilities                                89,086     96,124
Deferred income taxes                                            5,069      3,764
Long-term debt                                                 160,695    114,117

Stockholders' equity:
  Preferred stock, $.01 par value, 5,000 shares
     authorized, none issued or outstanding                         --         --
  Common Stock, $.01 par value, 50,000 shares
     authorized, 16,630 and 16,594 shares issued and
     outstanding at June 2, 1998 and June 3, 1997,
     respectively                                                  166        166
 Additional paid-in capital                                    141,163    140,519
 Retained earnings                                             115,556     88,376
                                                              --------   --------
       Total stockholders' equity                              256,885    229,061
                                                              --------   --------
Total liabilities and stockholders' equity                    $511,735   $443,066
                                                              ========   ========

SEE ACCOMPANYING NOTES.

                                                      [DISCOUNT AUTO PARTS LOGO]

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               COMMON STOCK     ADDITIONAL
                                                  PREFERRED   ---------------    PAID-IN     RETAINED
                                                    STOCK     SHARES   AMOUNT    CAPITAL     EARNINGS    TOTAL
                                                  ---------   ------   ------   ----------   --------   --------
                                                                          (IN THOUSANDS)
Balance at May 30, 1995                            $    --    13,912    $139     $ 64,584    $ 53,172   $117,895
Stock issued under stock purchase and stock
  option plans                                                    13      --          273          --        273
Stock issued in secondary stock offering                       2,650      27       75,388          --     75,415
Net income                                                                                     22,463     22,463
                                                   -------    ------    ----     --------    --------   --------
Balance at May 28, 1996                                 --    16,575     166      140,245      75,635    216,046
Stock issued under stock purchase and stock
  option plans                                                    19      --          274          --        274
Net income                                                                                     12,741     12,741
                                                   -------    ------    ----     --------    --------   --------
Balance at June 3, 1997                                 --    16,594     166      140,519      88,376    229,061
Stock issued under stock purchase and stock
  option plans                                                    36      --          644          --        644
Net income                                                                                     27,180     27,180
                                                   -------    ------    ----     --------    --------   --------
Balance at June 2, 1998                            $    --    16,630    $166     $141,163    $115,556   $256,885
                                                   =======    ======    ====     ========    ========   ========

SEE ACCOMPANYING NOTES.

 [DISCOUNT AUTO PARTS LOGO]

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     FISCAL YEAR ENDED
                                                              --------------------------------
                                                               JUNE 2      JUNE 3      MAY 28
                                                                1998        1997        1996
                                                              --------    --------    --------
                                                                       (IN THOUSANDS)
Operating activities
Net income                                                    $ 27,180    $ 12,741    $ 22,463
Adjustments to reconcile net income to net cash provided
    by operating activities:
  Depreciation and amortization                                 15,011      12,490       9,936
  Deferred income tax expense (benefit)                          8,718      (6,344)      1,696
  Gain on disposals of property and equipment                     (783)        (92)     (1,452)
  Changes in operating assets and liabilities:
     (Increase) in inventories                                 (20,383)    (40,236)    (20,221)
     (Increase) in prepaid expenses and other current assets    (5,325)     (3,135)     (2,099)
     (Increase) decrease in other assets                        (1,819)        130         (85)
     Increase in trade accounts payable                          3,330      10,698      11,749
     Increase in accrued salaries, wages and benefits            1,282       1,773         543
     (Decrease) increase in accrued litigation settlement      (20,400)     20,400          --
     Increase in other current liabilities                       7,649         232         232
                                                              --------    --------    --------
Net cash provided by operating activities                       14,460       8,657      22,762

Investing activities
Proceeds from sales of property and equipment                    1,614         397       1,896
Purchases of property and equipment                            (64,641)    (70,187)    (52,185)
                                                              --------    --------    --------
Net cash used in investing activities                          (63,027)    (69,790)    (50,289)

Financing activities
Proceeds from short-term borrowings and long-term debt         148,971      89,023      34,000
Payments of short-term borrowings and long-term debt          (102,393)    (30,306)    (78,940)
Net proceeds from secondary offering of common stock                --          --      75,415
Proceeds from other issuances of common stock                      644         274         273
                                                              --------    --------    --------
Net cash provided by financing activities                       47,222      58,991      30,748

Net (decrease) increase in cash                                 (1,345)     (2,142)      3,221
Cash at beginning of year                                        6,409       8,551       5,330
                                                              --------    --------    --------
Cash at end of year                                           $  5,064    $  6,409    $  8,551
                                                              ========    ========    ========

SEE ACCOMPANYING NOTES.

                                                      [DISCOUNT AUTO PARTS LOGO]

                           DISCOUNT AUTO PARTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 2, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

  DISCOUNT AUTO PARTS, INC. IS A SPECIALTY RETAILER OF AUTOMOTIVE REPLACEMENT PARTS, MAINTENANCE ITEMS AND ACCESSORIES FOR THE "DO-IT-YOURSELF" CONSUMER. DURING THE THIRD QUARTER OF FISCAL 1998, THE COMPANY ALSO BEGAN SERVICING THE COMMERCIAL INSTALLER MARKET THROUGH THE ROLLOUT OF ITS COMMERCIAL DELIVERY PROGRAM. AS OF JUNE 2, 1998, JUNE 3, 1997, AND MAY 28, 1996, THE COMPANY OPERATED A CHAIN OF 452, 400, AND 314 STORES, RESPECTIVELY. AS OF JUNE 2, 1998, 351 OF THE STORES WERE LOCATED IN FLORIDA, 61 WERE LOCATED IN GEORGIA, 20 IN MISSISSIPPI, 16 IN ALABAMA, AND FOUR IN SOUTH CAROLINA.

FISCAL YEAR END

  THE COMPANY'S FISCAL YEAR CONSISTS OF 52 OR 53 WEEKS ENDING ON THE TUESDAY CLOSEST TO MAY 31. THE YEARS ENDED JUNE 2, 1998 AND MAY 28, 1996 CONSISTED OF 52 WEEKS. THE YEAR ENDED JUNE 3, 1997 CONSISTED OF 53 WEEKS.

PRINCIPLES OF CONSOLIDATION

  THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDE THE ACCOUNTS OF DISCOUNT AUTO PARTS, INC. AND ITS SUBSIDIARIES (THE "COMPANY"). ALL SIGNIFICANT INTERCOMPANY ACCOUNTS AND TRANSACTIONS HAVE BEEN ELIMINATED IN CONSOLIDATION.

INVENTORIES

  INVENTORIES ARE REPORTED AT THE LOWER OF COST OR MARKET USING THE FIRST-IN, FIRST-OUT (FIFO) METHOD.

PROPERTY AND EQUIPMENT

  PROPERTY AND EQUIPMENT IS STATED AT COST. DEPRECIATION IS PROVIDED USING ACCELERATED AND STRAIGHT-LINE METHODS OVER PERIODS THAT APPROXIMATE THE ASSETS' ESTIMATED USEFUL LIVES. MAINTENANCE AND REPAIRS ARE CHARGED AGAINST OPERATIONS AS INCURRED.

PREPAID EXPENSES AND OTHER CURRENT ASSETS

  PREPAID EXPENSES AND OTHER CURRENT ASSETS PRINCIPALLY INCLUDE AMOUNTS DUE FROM VENDORS RELATED TO COOPERATIVE ADVERTISING AND VARIOUS INCENTIVE PROGRAMS.

PRE-OPENING COSTS

  COSTS ASSOCIATED WITH THE OPENING OF NEW STORES, WHICH PRIMARILY CONSISTS OF PAYROLL AND OCCUPANCY COSTS, ARE CHARGED AGAINST OPERATIONS AS INCURRED.

 [DISCOUNT AUTO PARTS LOGO]

                           DISCOUNT AUTO PARTS, INC.

ADVERTISING COSTS

  THE COMPANY EXPENSES ITS SHARE OF ALL ADVERTISING COSTS AS SUCH COSTS ARE INCURRED. THE PORTION OF ADVERTISING EXPENDITURES, WHICH ARE TO BE RECOVERED THROUGH VENDOR COOPERATIVE ADVERTISING AND OTHER SIMILAR PROGRAMS, ARE RECORDED AS RECEIVABLES. ADVERTISING EXPENSE, NET OF VENDOR REBATES, WAS APPROXIMATELY $2.3 MILLION FOR FISCAL 1998, $2.1 MILLION FOR FISCAL 1997 AND WAS INSIGNIFICANT FOR FISCAL 1996.

INCOME TAXES

  THE COMPANY ACCOUNTS FOR INCOME TAXES UNDER THE LIABILITY METHOD. UNDER THIS METHOD, DEFERRED TAX ASSETS AND LIABILITIES ARE DETERMINED BASED ON DIFFERENCES BETWEEN FINANCIAL REPORTING AND TAX BASES OF ASSETS AND LIABILITIES.

STOCK OPTION PLANS

  THE COMPANY HAS ELECTED TO FOLLOW ACCOUNTING PRINCIPLES BOARD OPINION NO. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25) AND RELATED INTERPRETATIONS IN ACCOUNTING FOR ITS EMPLOYEE STOCK OPTIONS AND PRESENTS DISCLOSURES REQUIRED UNDER STATEMENT OF FINANCIAL ACCOUNTING STANDARDS STATEMENT NO. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. UNDER APB 25, BECAUSE THE EXERCISE PRICE OF THE COMPANY'S STOCK OPTIONS EQUALS THE MARKET PRICE OF THE UNDERLYING STOCK ON THE DATE OF GRANT, NO COMPENSATION EXPENSE IS RECOGNIZED.

EARNINGS PER SHARE

  IN 1997, THE FINANCIAL ACCOUNTING STANDARDS BOARD ISSUED STATEMENT NO. 128, EARNINGS PER SHARE. STATEMENT 128 REPLACED THE CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE WITH BASIC AND DILUTED EARNINGS PER SHARE. BASIC EARNINGS PER SHARE IS COMPUTED BY DIVIDING NET INCOME BY THE WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING DURING THE YEAR. THE COMPUTATION OF DILUTED EARNINGS PER SHARE INCLUDES THE DILUTIVE EFFECT OF STOCK OPTIONS. ALL EARNINGS PER SHARE AMOUNTS FOR ALL PERIODS HAVE BEEN PRESENTED, AND WHERE APPROPRIATE, RESTATED TO CONFORM TO THE REQUIREMENTS OF STATEMENT 128.

FAIR VALUES OF FINANCIAL INSTRUMENTS

  THE COMPANY'S FINANCIAL INSTRUMENTS CONSIST OF CASH, ACCOUNTS PAYABLE AND LONG-TERM DEBT. THE CARRYING VALUE OF CASH AND ACCOUNTS PAYABLE APPROXIMATE THEIR FAIR MARKET VALUES. THE CARRYING AMOUNT OF LONG-TERM DEBT APPROXIMATES FAIR MARKET VALUE BASED ON CURRENT INTEREST RATES.

USE OF ESTIMATES

  THE PREPARATION OF FINANCIAL STATEMENTS IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES REQUIRES MANAGEMENT TO MAKE ESTIMATES AND ASSUMPTIONS THAT AFFECT THE AMOUNTS REPORTED IN THE FINANCIAL STATEMENTS AND ACCOMPANYING NOTES. ACTUAL RESULTS COULD DIFFER FROM THOSE ESTIMATES.

                                                      [DISCOUNT AUTO PARTS LOGO]

                           DISCOUNT AUTO PARTS, INC.

NEW ACCOUNTING STANDARDS

  IN 1997, THE FINANCIAL ACCOUNTING STANDARDS BOARD ISSUED STATEMENT NO. 130, REPORTING COMPREHENSIVE INCOME AND NO. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. THESE STATEMENTS, WHICH ARE EFFECTIVE FOR FISCAL YEARS BEGINNING AFTER DECEMBER 15, 1997, EXPAND OR MODIFY DISCLOSURES AND ARE NOT EXPECTED TO HAVE AN IMPACT ON THE COMPANY'S CONSOLIDATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS.

2. PROPERTY AND EQUIPMENT

PROPERTY AND EQUIPMENT CONSISTS OF THE FOLLOWING (DOLLARS IN THOUSANDS):

                                                              JUNE 2, 1998    JUNE 3, 1997    LIFE (YEARS)
                                                              ------------    ------------    ------------
LAND                                                            $134,582        $104,103
BUILDINGS                                                        138,338         132,540        5 -- 31.5
FURNITURE, FIXTURES AND EQUIPMENT                                 73,762          61,581        5 -- 7
BUILDING AND LEASEHOLD IMPROVEMENTS                                3,102           3,021        5 -- 31.5
AUTOMOTIVE EQUIPMENT                                               3,741           3,725        3 -- 7
CONSTRUCTION IN PROGRESS                                          26,466          11,345
                                                                --------        --------
                                                                $379,991        $316,315
                                                                ========        ========

  DEPRECIATION EXPENSE TOTALED APPROXIMATELY $14,880,000, $12,387,000, AND $9,815,000 FOR FISCAL YEARS 1998, 1997 AND 1996, RESPECTIVELY.

3. LONG-TERM DEBT

LONG-TERM DEBT CONSISTS OF THE FOLLOWING (IN THOUSANDS):

                                                              JUNE 2, 1998    JUNE 3, 1997
                                                              ------------    ------------
REVOLVING LOAN                                                  $     --        $ 12,500
REAL ESTATE ACQUISITION AND CONSTRUCTION LINES OF CREDIT              --          92,017
REVOLVING CREDIT AGREEMENT                                       103,495              --
SENIOR TERM NOTES                                                 50,000              --
SENIOR SECURED NOTES                                               9,600          12,000
                                                                --------        --------
                                                                 163,095         116,517
LESS CURRENT MATURITIES                                           (2,400)         (2,400)
                                                                --------        --------
                                                                $160,695        $114,117
                                                                ========        ========

  AS OF JUNE 3, 1997, THE COMPANY HAD AN UNSECURED REVOLVING LOAN AGREEMENT WITH A BANK. THE AGREEMENT PROVIDED FOR MAXIMUM BORROWINGS OF $20 MILLION, INCLUDING UP TO $1 MILLION FOR LETTERS OF CREDIT. INTEREST WAS PAYABLE MONTHLY AND WAS A FUNCTION OF THE PRIME RATE OR THE LONDON INTERBANK OFFERED RATE (LIBOR).

  THE COMPANY'S REAL ESTATE ACQUISITION AND CONSTRUCTION LINES OF CREDIT PROVIDED FOR MAXIMUM AGGREGATE BORROWINGS OF $130 MILLION FOR THE ACQUISITION AND CONSTRUCTION OF PROPERTIES. INTEREST WAS PAYABLE MONTHLY AND WAS A FUNCTION OF THE PRIME RATE OR LIBOR. THE FACILITIES WERE PROVIDED BY TWO SEPARATE BANKS.

 [DISCOUNT AUTO PARTS LOGO]

                           DISCOUNT AUTO PARTS, INC.

  EFFECTIVE JULY 16, 1997, THE COMPANY REPLACED ITS AFOREMENTIONED CREDIT FACILITIES WITH A NEW THREE YEAR $175 MILLION UNSECURED REVOLVING CREDIT AGREEMENT (THE "REVOLVER") DUE IN FISCAL YEAR 2001. THE RATE OF INTEREST PAYABLE UNDER THE REVOLVER IS A FUNCTION OF LIBOR OR THE PRIME RATE OF THE LEAD AGENT BANK, AT THE OPTION OF THE COMPANY. THE COMPANY MAY INCREASE THE AMOUNT OF THE FACILITY TO $200 MILLION WITH THE CONSENT OF THE SYNDICATE OF BANKS. DURING THE TERM OF THE REVOLVER, THE COMPANY IS OBLIGATED TO PAY A FEE OF .125% PER ANNUM FOR THE UNUSED PORTION OF THE REVOLVER.

  EFFECTIVE AUGUST 8, 1997, THE COMPANY ISSUED $50 MILLION OF SENIOR TERM NOTES (THE "NOTES"). THE NOTES PROVIDE FOR INTEREST AT A FIXED RATE OF 7.46%, PAYABLE SEMI-ANNUALLY, WITH SEMI-ANNUAL PRINCIPAL PAYMENTS OF $7.1 MILLION, BEGINNING JULY 15, 2004. THE NET PROCEEDS FROM THE NOTES WERE USED TO REDUCE THE COMPANY'S INDEBTEDNESS UNDER THE REVOLVER.

  AT JUNE 2, 1998 AND JUNE 3, 1997, THE COMPANY'S WEIGHTED AVERAGE INTEREST RATE ON ITS BORROWINGS UNDER THE REVOLVER, THE REVOLVING LOAN, AND THE REAL ESTATE ACQUISITION AND CONSTRUCTION LINES OF CREDIT WERE 6.0% AND 6.2%, RESPECTIVELY.

  AS OF JUNE 2, 1998, THE COMPANY HAD APPROXIMATELY $71.5 MILLION OF AVAILABLE BORROWINGS UNDER THE REVOLVER.

  THE COMPANY HAS ISSUED TWO SENIOR SECURED NOTES, EACH FOR AN ORIGINAL PRINCIPAL OF $12 MILLION, TO AN INSURANCE COMPANY. THE NOTES ARE COLLATERALIZED BY A FIRST MORTGAGE ON CERTAIN STORE PROPERTIES, EQUIPMENT AND FIXTURES. THE AGREEMENTS PROVIDE FOR INTEREST AT FIXED RATES OF 10.11% AND 9.8%, PAYABLE QUARTERLY, WITH ANNUAL PRINCIPAL PAYMENTS OF $1.2 MILLION EACH DUE ON DECEMBER 15 AND MAY 31.

  THE CARRYING VALUE OF ALL ASSETS MORTGAGED OR OTHERWISE SUBJECT TO LIEN TOTALED APPROXIMATELY $17.9 MILLION AT JUNE 2, 1998.

  THE COMPANY'S DEBT AGREEMENTS CONTAIN VARIOUS RESTRICTIONS, INCLUDING THE MAINTENANCE OF CERTAIN FINANCIAL RATIOS AND RESTRICTIONS ON DIVIDENDS, WITH WHICH THE COMPANY IS IN COMPLIANCE. BASED ON THE TERMS OF THE REVOLVER AND THE NOTES, AS OF JUNE 2, 1998, APPROXIMATELY $36.9 MILLION OF RETAINED EARNINGS WAS AVAILABLE FOR DIVIDEND DISTRIBUTION.

  ANNUAL MATURITIES, AS OF JUNE 2, 1998, OF ALL LONG-TERM DEBT FOR THE NEXT FIVE YEARS ARE AS FOLLOWS (IN THOUSANDS):

FISCAL YEAR                                                   AMOUNT
-----------                                                   ------
1999                                                          $2,400
2000                                                           2,400
2001                                                           2,400
2002                                                           1,200
2003                                                           1,200

                                                      [DISCOUNT AUTO PARTS LOGO]

                           DISCOUNT AUTO PARTS, INC.

  THE AMOUNTS EXCLUDE AMOUNTS DUE IN FISCAL YEAR 2001 UNDER THE REVOLVER DESCRIBED ABOVE, BECAUSE MANAGEMENT BELIEVES BASED UPON HISTORICAL PERFORMANCE THAT THE AGREEMENT WILL BE RENEWED OR REPLACED PRIOR TO ITS EXPIRATION.

  TOTAL INTEREST PAID DURING FISCAL YEARS 1998, 1997 AND 1996 WAS APPROXIMATELY $8,402,000, $6,287,000, AND $5,518,000, RESPECTIVELY, NET OF CAPITALIZED
INTEREST. CAPITALIZED INTEREST FOR FISCAL YEARS 1998, 1997 AND 1996 TOTALED APPROXIMATELY $384,000, $281,000 AND $118,000, RESPECTIVELY.

4. STOCKHOLDERS' EQUITY

  IN OCTOBER 1995, THE COMPANY CONSUMMATED A SECONDARY PUBLIC OFFERING OF APPROXIMATELY 2,650,000 SHARES OF ITS COMMON STOCK. FROM THE OFFERING, THE COMPANY REALIZED NET PROCEEDS OF APPROXIMATELY $75.4 MILLION. PROCEEDS FROM THE OFFERING WERE USED TO REPAY CERTAIN INDEBTEDNESS OF APPROXIMATELY $71.1 MILLION. THE BALANCE OF THE NET PROCEEDS WERE USED FOR GENERAL CORPORATE PURPOSES.

  THE BOARD OF DIRECTORS IS AUTHORIZED, WITHOUT FURTHER STOCKHOLDER ACTION, TO DIVIDE ANY OR ALL SHARES OF THE AUTHORIZED PREFERRED STOCK INTO SERIES AND TO FIX AND DETERMINE THE DESIGNATION, PREFERENCES AND RELATIVE, PARTICIPATING, OPTION OR OTHER SPECIAL RIGHTS, AND QUALIFICATIONS, LIMITATIONS, OR RESTRICTIONS THEREON, OF ANY SERIES SO ESTABLISHED, INCLUDING VOTING POWERS, DIVIDEND RIGHTS, LIQUIDATION PREFERENCES, REDEMPTION RIGHTS AND CONVERSION PRIVILEGES. AS OF JUNE 2, 1998, THE BOARD HAD NOT AUTHORIZED ANY SERIES OF PREFERRED STOCK AND THERE ARE NO PLANS, AGREEMENTS OR UNDERSTANDINGS FOR THE AUTHORIZATION OR ISSUANCE OF ANY SHARES OF PREFERRED STOCK.

5. LEASES

  CERTAIN OF THE COMPANY'S RETAIL STORES AND EQUIPMENT ARE LEASED UNDER NONCANCELABLE OPERATING LEASES. THE MAJORITY OF THE RETAIL STORE LEASES INCLUDE OPTIONS TO PURCHASE AND PROVISIONS FOR RENTAL INCREASES BASED ON THE CONSUMER PRICE INDEX.

  FUTURE MINIMUM ANNUAL RENTAL COMMITMENTS UNDER NONCANCELABLE OPERATING LEASES WITH INITIAL OR REMAINING TERMS OF ONE YEAR OR MORE ARE AS FOLLOWS (IN THOUSANDS):

FISCAL YEAR                                                   AMOUNT
-----------                                                   ------
1999                                                          $1,810
2000                                                           1,433
2001                                                           1,214
2002                                                             788
2003 and thereafter                                              380
                                                              ------
                                                              $5,625
                                                              ======

  RENTAL EXPENSE FOR FISCAL YEARS 1998, 1997 AND 1996 TOTALED APPROXIMATELY $1,987,000, $1,815,000 AND $1,625,000, RESPECTIVELY. RENTAL EXPENSE IN EACH OF THE FISCAL YEARS INCLUDES APPROXIMATELY $127,000 OF RENT PAID TO A PARTNERSHIP WHICH INCLUDED THE COMPANY'S TWO MAJORITY STOCKHOLDERS.

 [DISCOUNT AUTO PARTS LOGO]

                           DISCOUNT AUTO PARTS, INC.

  THE COMPANY ALSO LEASES CERTAIN PORTIONS OF ITS OWNED FACILITIES TO OUTSIDE PARTIES. RENTAL INCOME FOR FISCAL YEARS 1998, 1997 AND 1996 TOTALED APPROXIMATELY $492,000, $328,000 AND $366,000, RESPECTIVELY.

6. BENEFIT PLANS

  THE COMPANY HAS A 401(K) PROFIT-SHARING PLAN COVERING SUBSTANTIALLY ALL OF ITS TEAM MEMBERS (EMPLOYEES) WHO HAVE AT LEAST ONE YEAR OF SERVICE AND WORK MORE THAN 1,000 HOURS PER YEAR. TEAM MEMBERS MAY CONTRIBUTE UP TO 15% OF THEIR ANNUAL COMPENSATION SUBJECT TO INTERNAL REVENUE CODE MAXIMUM LIMITATIONS. THE COMPANY HAS AGREED TO MAKE MATCHING CONTRIBUTIONS, BASED UPON THE TEAM MEMBER'S FIRST SIX PERCENT OF COMPENSATION, RANGING FROM 25% TO 100% OF THE TEAM MEMBER'S CONTRIBUTION DEPENDING ON THE TEAM MEMBER'S YEARS OF SERVICE. AFTER THREE YEARS OF SERVICE, COMPANY CONTRIBUTIONS AND EARNINGS THEREON VEST AT THE RATE OF 20% PER YEAR OF SERVICE WITH THE COMPANY. COSTS UNDER THIS PLAN FOR FISCAL YEARS 1998, 1997 AND 1996 WERE APPROXIMATELY $864,000, $547,000 AND $449,000,
RESPECTIVELY.

  EFFECTIVE MAY 30, 1995, THE COMPANY ADOPTED A SUPPLEMENTAL EXECUTIVE PROFIT SHARING PLAN (THE "SEPS PLAN"). THE SEPS PLAN IS AN UNFUNDED DEFERRED COMPENSATION PLAN COVERING CERTAIN KEY MEMBERS OF MANAGEMENT. THE AMOUNT OF BENEFIT EACH PARTICIPANT IS ENTITLED TO IS ESTABLISHED ANNUALLY BY THE BOARD OF DIRECTORS OR, IN CERTAIN CASES, BY A COMMITTEE OF THE BOARD OF DIRECTORS. EACH PARTICIPANT'S ACCOUNT ACCRUES INTEREST ON UNPAID AWARDS AT A RATE DETERMINED ANNUALLY AS DEFINED IN THE PLAN AGREEMENT. AS OF JUNE 2, 1998 AND JUNE 3, 1997, THE COMPANY HAS ACCRUED APPROXIMATELY $880,000, AND $520,000, RESPECTIVELY, FOR BENEFITS DUE UNDER THE SEPS PLAN.

  THE BOARD OF DIRECTORS HAS ADOPTED A STOCK PURCHASE PLAN (THE "PURCHASE PLAN"), WHICH INITIALLY RESERVED AN AGGREGATE OF 550,000 SHARES OF COMMON STOCK. UNDER THE PURCHASE PLAN, ALL TEAM MEMBERS HAVE THE RIGHT TO PURCHASE SHARES OF COMMON STOCK OF THE COMPANY AT A PRICE EQUAL TO 85% OF THE VALUE OF THE STOCK IMMEDIATELY PRIOR TO THE BEGINNING OF EACH EXERCISE PERIOD. ALL TEAM MEMBERS ARE ELIGIBLE TO PARTICIPATE EXCEPT FOR THOSE WHO HAVE BEEN EMPLOYED BY THE COMPANY FOR LESS THAN ONE YEAR, TEAM MEMBERS WHO CUSTOMARILY WORK TWENTY HOURS OR LESS PER WEEK, TEAM MEMBERS WHO CUSTOMARILY WORK FIVE MONTHS OR LESS IN ANY CALENDAR YEAR, AND TEAM MEMBERS OWNING AT LEAST 5% OF THE COMPANY'S STOCK. DURING FISCAL YEARS 1998, 1997 AND 1996, 9,740, 15,082, AND 7,165 SHARES, RESPECTIVELY, WERE
PURCHASED UNDER THE TERMS OF THE PURCHASE PLAN. AS OF JUNE 2, 1998, 486,760 SHARES OF COMMON STOCK WERE RESERVED FOR ISSUANCE UNDER THE PURCHASE PLAN.

7. STOCK OPTION PLANS

  THE COMPANY HAS STOCK OPTION PLANS WHICH PROVIDES FOR THE GRANTING TO KEY TEAM MEMBERS OPTIONS TO PURCHASE SHARES OF ITS COMMON STOCK. A TOTAL OF 1,700,000 SHARES OF COMMON STOCK WERE INITIALLY RESERVED FOR ISSUANCE UNDER THE PLANS AND, AS OF JUNE 2, 1998, A TOTAL OF 1,663,787 SHARES OF COMMON STOCK REMAIN SO RESERVED. THE PER SHARE EXERCISE PRICE OF EACH STOCK OPTION IS GENERALLY NOT LESS THAN THE FAIR MARKET VALUE OF THE STOCK ON THE DATE OF THE GRANT OR, IN THE CASE OF A TEAM MEMBER OWNING MORE THAN 10% OF THE OUTSTANDING STOCK OF THE COMPANY, THE PRICE FOR INCENTIVE STOCK OPTIONS IS NOT LESS THAN 110% OF SUCH FAIR MARKET VALUE.

                                                      [DISCOUNT AUTO PARTS LOGO]

                           DISCOUNT AUTO PARTS, INC.

  A SUMMARY OF THE COMPANY'S STOCK OPTION ACTIVITY AND RELATED INFORMATION ARE AS FOLLOWS (SHARES IN THOUSANDS):

                                               JUNE 2, 1998        JUNE 3, 1997        MAY 28, 1996
                                             -----------------   -----------------   -----------------
                                                      WEIGHTED            WEIGHTED            WEIGHTED
                                                      AVERAGE             AVERAGE             AVERAGE
                                                      EXERCISE            EXERCISE            EXERCISE
                                             SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                                             ------   --------   ------   --------   ------   --------
Outstanding at beginning of year...........   1,017     $21         955     $21         787     $20
Granted....................................     218      19         117      22         198      28
Exercised..................................     (27)     24          (4)     18          (6)     18
Canceled...................................     (81)     22         (51)     21         (24)     21
                                             ------              ------              ------
Outstanding at end of year.................   1,127     $21       1,017     $21         955     $21
                                             ======              ======              ======
Exercisable at end of year.................     289     $22         138     $21          34     $18
                                             ======              ======              ======
Weighted-average fair value of options
  granted during the year..................  $ 9.98              $11.66              $14.59
                                             ======              ======              ======
Shares available for future grants.........   1,704               1,130               1,140
                                             ======              ======              ======

  EXERCISE PRICES FOR OPTIONS EXERCISED DURING 1998 RANGED FROM APPROXIMATELY $16 TO $22. EXERCISE PRICES FOR OPTIONS OUTSTANDING AS OF JUNE 2, 1998 RANGED FROM APPROXIMATELY $16 TO $31. THE WEIGHTED-AVERAGE REMAINING CONTRACTUAL LIFE OF THOSE OPTIONS IS 7 YEARS.

  ALL OPTIONS OUTSTANDING GENERALLY VEST BEGINNING AFTER THREE YEARS AND THEN OVER A FOUR YEAR PERIOD AND HAVE A TEN YEAR DURATION.

  IN MAY 1993, THE BOARD OF DIRECTORS ADOPTED THE DISCOUNT AUTO PARTS, INC. NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN. A TOTAL OF 40,000 SHARES ARE RESERVED FOR FUTURE ISSUANCE UNDER THIS PLAN. AS OF JUNE 2, 1998, 12,000 OPTIONS HAD BEEN GRANTED UNDER THIS PLAN AT AN AVERAGE PRICE OF $24.02. AS OF JUNE 2, 1998, 5,250 OF SUCH OPTIONS WERE EXERCISABLE.

  PRO FORMA INFORMATION REGARDING NET INCOME AND EARNINGS PER SHARE IS REQUIRED BY STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 ("SFAS 123"), AND HAS BEEN DETERMINED AS IF THE COMPANY HAD ACCOUNTED FOR ITS EMPLOYEE AND NON-EMPLOYEE DIRECTOR STOCK OPTIONS UNDER THE FAIR VALUE METHOD OF SFAS 123.

  THE FAIR VALUES FOR THESE OPTIONS WERE ESTIMATED AT THE DATE OF GRANT USING A BLACK-SCHOLES OPTION PRICING MODEL WITH THE FOLLOWING WEIGHTED-AVERAGE
ASSUMPTIONS: RISK-FREE INTEREST RATE OF RETURN OF 5.75% FOR 1998 AND 6.00% FOR 1997 AND 1996; VOLATILITY FACTOR OF .405 FOR 1998 AND .376 FOR 1997 AND 1996; AND WEIGHTED AVERAGE EXPECTED OPTION LIFE OF SEVEN YEARS FOR ALL OPTIONS. THE COMPANY ASSUMED THAT NO DIVIDENDS WOULD BE PAID OVER THE EXPECTED LIFE OF THE OPTIONS.

  THE BLACK-SCHOLES OPTION VALUATION MODEL WAS DEVELOPED FOR USE IN ESTIMATING THE FAIR VALUE OF TRADED OPTIONS WHICH HAVE NO VESTING RESTRICTIONS AND ARE FULLY TRANSFERABLE. IN ADDITION, OPTION VALUATION MODELS REQUIRE THE INPUT OF HIGHLY SUBJECTIVE ASSUMPTIONS, INCLUDING THE EXPECTED STOCK PRICE VOLATILITY. BECAUSE THE COMPANY'S STOCK OPTIONS HAVE CHARACTERISTICS SIGNIFICANTLY DIFFERENT FROM THOSE OF TRADED OPTIONS AND BECAUSE CHANGES IN THE SUBJECTIVE INPUT ASSUMPTIONS CAN MATERIALLY AFFECT THE FAIR VALUE ESTIMATE, IN

 [DISCOUNT AUTO PARTS LOGO]

                           DISCOUNT AUTO PARTS, INC.

MANAGEMENT'S OPINION, THE EXISTING MODEL DOES NOT NECESSARILY PROVIDE A RELIABLE SINGLE MEASURE OF THE FAIR VALUE OF ITS EMPLOYEE STOCK OPTIONS. FOR PURPOSES OF PRO FORMA DISCLOSURES, THE ESTIMATED FAIR VALUE OF THE OPTIONS IS AMORTIZED TO EXPENSE OVER THE OPTIONS' VESTING PERIOD. THE EFFECTS OF APPLYING SFAS 123 FOR PRO FORMA DISCLOSURES ARE NOT LIKELY TO BE REPRESENTATIVE OF THE EFFECTS ON REPORTED NET INCOME OR LOSSES FOR FUTURE YEARS.

  THE COMPANY'S PRO FORMA INFORMATION FOLLOWS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS):

                                                                       1998       1997       1996
                                                                      -------    -------    -------
Pro forma net income                                                  $26,680    $12,443    $22,341
Pro forma basic net income per common share                           $  1.61    $   .75    $  1.43
Pro forma diluted net income per common share                         $  1.60    $   .75    $  1.43

8. INCOME TAXES

  THE PROVISION FOR INCOME TAXES IS COMPRISED OF THE FOLLOWING (IN THOUSANDS):

                                                                                         FISCAL YEAR ENDED
                                                                             ------------------------------------------
                                                                             JUNE 2, 1998   JUNE 3, 1997   MAY 28, 1996
                                                                             ------------   ------------   ------------
Current:
  Federal                                                                      $ 7,442        $12,185        $ 10,782
  State                                                                            853          2,139           1,614
                                                                               -------        -------        --------
                                                                                 8,295         14,324          12,396
Deferred:
  Federal                                                                        7,468         (5,438)          1,456
  State                                                                          1,250           (906)            240
                                                                               -------        -------        --------
                                                                                 8,718         (6,344)          1,696
                                                                               -------        -------        --------
                                                                               $17,013        $ 7,980        $ 14,092
                                                                               =======        =======        ========

  A RECONCILIATION OF THE PROVISION FOR INCOME TAXES TO THE AMOUNTS COMPUTED AT THE FEDERAL STATUTORY TAX RATE IS AS FOLLOWS (IN THOUSANDS):

                                                                                         FISCAL YEAR ENDED
                                                                             ------------------------------------------
                                                                             JUNE 2, 1998   JUNE 3, 1997   MAY 28, 1996
                                                                             ------------   ------------   ------------
Federal income taxes at statutory rate                                         $15,468        $ 7,252        $ 12,794
State income taxes, net of federal tax benefit                                   1,367            801           1,205
Other items, net                                                                   178            (73)             93
                                                                               -------        -------        --------
                                                                               $17,013        $ 7,980        $ 14,092
                                                                               =======        =======        ========

                                                      [DISCOUNT AUTO PARTS LOGO]

                           DISCOUNT AUTO PARTS, INC.

  SIGNIFICANT COMPONENTS OF THE COMPANY'S DEFERRED TAX ASSETS AND LIABILITIES ARE AS FOLLOWS (IN THOUSANDS):

                                                              JUNE 2, 1998   JUNE 3, 1997
                                                              ------------   ------------
Deferred tax assets:
  Litigation settlement                                          $    -        $ 7,224
  Various accrued expenses                                        1,204            702
  Other, net                                                        274            117
                                                                 ------        -------
  Total deferred tax assets                                       1,478          8,043
Deferred tax liabilities:
  Depreciation                                                    5,435          3,910
  Accrued liabilities                                               866            746
  Inventory related items                                           844            553
  Other, net                                                        503            286
                                                                 ------        -------
  Total deferred tax liabilities                                  7,648          5,495
                                                                 ------        -------
Net deferred tax liability (asset)                               $6,170        $(2,548)
                                                                 ======        =======

  FOR FISCAL YEARS 1998, 1997 AND 1996, THE COMPANY PAID INCOME TAXES OF APPROXIMATELY $6,723,000, $15,110,000 AND $12,962,000, RESPECTIVELY.

9.  LITIGATION SETTLEMENT

  IN FEBRUARY 1997, A COMPLAINT WAS FILED BY AIRGAS, INC. AND CERTAIN AIRGAS AFFILIATES AGAINST SEVERAL DEFENDANTS, INCLUDING THE COMPANY AND ONE OF ITS EMPLOYEES. THE COMPLAINT ALLEGED, AMONG OTHER THINGS, THAT THE COMPANY TOOK PART IN A CONSPIRACY WITH OTHER COMPANIES AND INDIVIDUALS UNRELATED TO DISCOUNT AUTO PARTS, INC. TO DEFRAUD AIRGAS IN CONNECTION WITH COMMERCIAL SALES OF REFRIGERANT R-12 (FREON) AND SOUGHT COMPENSATORY DAMAGES IN EXCESS OF $20 MILLION, TREBLE DAMAGES AND OTHER RELIEF TOTALING IN EXCESS OF $80 MILLION. THE TRIAL WAS SCHEDULED TO BEGIN ON AUGUST 4, 1997.

  EFFECTIVE JULY 26, 1997, THE COMPANY ENTERED INTO A COMPROMISE AND SETTLEMENT AGREEMENT (THE "SETTLEMENT AGREEMENT") WITH AIRGAS AND ITS AFFILIATES, THE OTHER DEFENDANTS, AND CERTAIN OTHER PARTIES. UNDER THE TERMS OF THE SETTLEMENT AGREEMENT, THE COMPANY PURCHASED FROM AIRGAS SPECIALTY GASES, ON AN "AS IS, WHERE IS" BASIS, APPROXIMATELY 6,500 CYLINDERS BELIEVED TO CONTAIN AN ALTERNATIVE TO R-12 REFRIGERANT FOR AN AGGREGATE PRICE OF $4.0 MILLION, WHICH REPRESENTED A PRICE THAT WAS BELIEVED BY THE COMPANY TO BE APPROXIMATELY $3.6 MILLION IN EXCESS OF THE CURRENT MARKET VALUE OF SUCH PRODUCT. IN ADDITION, THE COMPANY AGREED TO PAY AN ADDITIONAL $13.0 MILLION TO AIRGAS SPECIALTY GASES.

  AS A SEPARATE BUT RELATED PART OF THE SETTLEMENT AGREEMENT, THE COMPANY PAID $500,000 TO THE BANKRUPTCY ESTATE OF REFRIGERATION STATION, INC. ("RSI") TO SETTLE ANY CLAIMS, INCLUDING CLAIMS OF PREFERENCE, THAT THE RSI BANKRUPTCY ESTATE MIGHT HAVE ASSERTED AGAINST THE COMPANY AND PURCHASED FROM THE BANKRUPTCY ESTATE APPROXIMATELY 7,200 CYLINDERS OF MERCHANTABLE FREEZE 12 REFRIGERANT (AN R-12 ALTERNATIVE), FOR AN ADDITIONAL $1.0 MILLION (BELIEVED TO HAVE A BULK SALE VALUE OF APPROXIMATELY $600,000). DISCOUNT AUTO PARTS, INC., AIRGAS, THE RSI BANKRUPTCY ESTATE, THE OTHER DEFENDANTS AND CERTAIN OTHER PARTIES HAVE EXCHANGED MUTUAL RELEASES OF ALL CLAIMS AND ISSUES BETWEEN THEM. IN THE SETTLEMENT AGREEMENT, THERE IS NO FINDING OR

 [DISCOUNT AUTO PARTS LOGO]

                           DISCOUNT AUTO PARTS, INC.

ADMISSION OF WRONGDOING ON THE PART OF DISCOUNT AUTO PARTS, INC. BASED ON THE TERMS OF THE SETTLEMENT AGREEMENT, THE COMPANY RECORDED A CHARGE TO EARNINGS IN THE FOURTH QUARTER OF FISCAL 1997 OF $20,545,000. THE CHARGE INCLUDED RELATED LEGAL EXPENSES.

  THE COMPANY IS PRESENTLY INVOLVED IN LITIGATION WITH ITS INSURANCE CARRIER PURSUANT TO WHICH THE COMPANY IS SEEKING RECOVERY UNDER ITS INSURANCE POLICY OF CERTAIN AMOUNTS INCURRED IN CONNECTION WITH THE AIRGAS LITIGATION AND THE SETTLEMENT THEREOF. THE ULTIMATE OUTCOME OF SUCH LITIGATION OR AN ESTIMATE OF THE AMOUNT OF POTENTIAL INSURANCE RECOVERIES, IF ANY, CANNOT BE DETERMINED AT THIS TIME. NO BENEFIT FOR ANY RECOVERY WHICH MAY RESULT HAS BEEN REFLECTED IN THE ACCOMPANYING FINANCIAL STATEMENTS.

10.  COMMITMENTS AND CONTINGENCIES

  EXCEPT AS DISCLOSED IN NOTE 9, THE COMPANY IS NOT A PARTY TO ANY OTHER LEGAL PROCEEDINGS OTHER THAN VARIOUS CLAIMS AND LAWSUITS ARISING IN THE NORMAL COURSE OF BUSINESS. MANAGEMENT OF THE COMPANY DOES NOT BELIEVE THAT ANY SUCH CLAIMS OR LAWSUITS WILL HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S FINANCIAL CONDITION OR RESULTS OF OPERATION.

  AS OF JUNE 2, 1998, THE COMPANY'S COST TO COMPLETE CONSTRUCTION CONTRACTS IN PROGRESS WAS APPROXIMATELY $12.4 MILLION.

11. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  THE FOLLOWING QUARTERLY FINANCIAL DATA IS UNAUDITED, BUT IN THE OPINION OF MANAGEMENT, ALL ADJUSTMENTS NECESSARY FOR A FAIR PRESENTATION OF THE SELECTED DATA FOR THESE INTERIM PERIODS PRESENTED HAVE BEEN INCLUDED. THE FISCAL 1997 AND FIRST TWO QUARTERS OF FISCAL 1998 EARNINGS PER SHARE AMOUNTS HAVE BEEN RESTATED, WHERE NECESSARY, TO COMPLY WITH SFAS NO. 128, EARNINGS PER SHARE.

                                                               FIRST      SECOND      THIRD       FOURTH
                                                              QUARTER    QUARTER    QUARTER(1)   QUARTER
                                                              --------   --------   ----------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Fiscal Year Ended June 2, 1998:
  Net sales                                                   $109,737   $105,240    $110,329    $122,185
  Gross profit                                                  42,402     41,350      43,387      48,948
  Net income                                                     6,450      6,087       6,972       7,671
  Basic net income per common share                                .39        .37         .42         .46
  Diluted net income per common share                              .39        .37         .42         .46
Fiscal Year Ended June 3, 1997:
  Net sales                                                   $ 90,101   $105,788    $101,876    $107,421
  Gross profit                                                  33,948     36,726      37,853      40,013
  Net income (loss)                                              6,413      6,898       5,612      (6,182)(2)
  BASIC NET INCOME (LOSS) PER COMMON SHARE                         .39        .42         .34        (.37)(2)
  DILUTED NET INCOME (LOSS) PER COMMON SHARE                       .38        .42         .34        (.37)(2)

---------------

(1) THE THIRD QUARTER OF FISCAL 1997 INCLUDES 14 WEEKS OF OPERATIONS AS COMPARED TO 13 WEEKS OF OPERATIONS FOR ALL OTHER QUARTERS PRESENTED.
(2) INCLUDES A $12.6 MILLION, OR $.76 PER BASIC AND DILUTED INCOME PER COMMON SHARE AFTER TAX IMPACT OF THE AIRGAS LITIGATION SETTLEMENT. SEE NOTE 9. EXCLUDING THE IMPACT OF THE LITIGATION SETTLEMENT AND ALL RELATED EXPENSES, THE COMPANY WOULD HAVE REPORTED NET INCOME OF $6.5 MILLION OR $.39 PER BASIC AND DILUTED INCOME PER COMMON SHARE.

                                                      [DISCOUNT AUTO PARTS LOGO]

REPORT OF MANAGEMENT

DISCOUNT AUTO PARTS, INC.

  WE HAVE PREPARED THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS AND RELATED INFORMATION INCLUDED HEREIN FOR THE YEARS ENDED JUNE 2, 1998, JUNE 3, 1997 AND MAY 28, 1996. THE OPINION OF ERNST & YOUNG LLP, THE COMPANY'S INDEPENDENT AUDITORS, ON THOSE FINANCIAL STATEMENTS IS INCLUDED HEREIN. THE PRIMARY RESPONSIBILITY FOR THE INTEGRITY OF THE FINANCIAL INFORMATION INCLUDED IN THIS ANNUAL REPORT RESTS WITH MANAGEMENT. SUCH INFORMATION WAS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES APPROPRIATE IN THE CIRCUMSTANCES BASED ON OUR BEST ESTIMATES AND JUDGMENTS AND GIVING DUE CONSIDERATION TO MATERIALITY.

  DISCOUNT AUTO PARTS MAINTAINS INTERNAL ACCOUNTING CONTROL SYSTEMS WHICH ARE ADEQUATE TO PROVIDE REASONABLE ASSURANCE THAT ASSETS ARE SAFEGUARDED FROM LOSS OR UNAUTHORIZED USE AND WHICH PRODUCE RECORDS ADEQUATE FOR PREPARATION OF FINANCIAL INFORMATION. THE SYSTEM AND CONTROLS AND COMPLIANCE THEREWITH ARE MONITORED, REVISED AND IMPROVED TO MEET CHANGING BUSINESS CONDITIONS, COMPANY GROWTH, AND RECOMMENDATIONS MADE BY THE INDEPENDENT AUDITORS. THERE ARE LIMITS INHERENT IN ALL SYSTEMS OF INTERNAL ACCOUNTING CONTROL BASED ON THE RECOGNITION THAT THE COST OF SUCH A SYSTEM SHOULD NOT EXCEED THE BENEFITS TO BE DERIVED. WE BELIEVE THE COMPANY'S SYSTEM PROVIDES THIS APPROPRIATE BALANCE.

  THE AUDIT COMMITTEE OF DISCOUNT AUTO PARTS' BOARD OF DIRECTORS IS RESPONSIBLE FOR REVIEWING AND MONITORING THE COMPANY'S FINANCIAL REPORTS AND ACCOUNTING PRACTICES TO ASCERTAIN THAT THEY ARE WITHIN ACCEPTABLE LIMITS OF SOUND PRACTICE IN SUCH MATTERS. THE MEMBERSHIP OF THE COMMITTEE CONSISTS OF NON-EMPLOYEE DIRECTORS. AT PERIODIC MEETINGS, THE AUDIT COMMITTEE DISCUSSES AUDIT AND FINANCIAL REPORTING MATTERS AND THE INTERNAL AUDIT FUNCTION WITH REPRESENTATIVES OF FINANCIAL MANAGEMENT AND WITH REPRESENTATIVES FROM ERNST & YOUNG LLP.


/S/ PETER J. FONTAINE                                /S/ C. MICHAEL MOORE
PETER J. FONTAINE                                    C. MICHAEL MOORE
CHAIRMAN AND CHIEF EXECUTIVE OFFICER                 CHIEF FINANCIAL OFFICER

 [DISCOUNT AUTO PARTS LOGO]

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

BOARD OF DIRECTORS
DISCOUNT AUTO PARTS, INC.

  WE HAVE AUDITED THE ACCOMPANYING CONSOLIDATED BALANCE SHEETS OF DISCOUNT AUTO PARTS, INC. AS OF JUNE 2, 1998 AND JUNE 3, 1997, AND THE RELATED CONSOLIDATED STATEMENTS OF INCOME, STOCKHOLDERS' EQUITY AND CASH FLOWS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 2, 1998. THESE FINANCIAL STATEMENTS ARE THE RESPONSIBILITY OF THE COMPANY'S MANAGEMENT. OUR RESPONSIBILITY IS TO EXPRESS AN OPINION ON THESE FINANCIAL STATEMENTS BASED ON OUR AUDITS.

  WE CONDUCTED OUR AUDITS IN ACCORDANCE WITH GENERALLY ACCEPTED AUDITING STANDARDS. THOSE STANDARDS REQUIRE THAT WE PLAN AND PERFORM THE AUDIT TO OBTAIN REASONABLE ASSURANCE ABOUT WHETHER THE FINANCIAL STATEMENTS ARE FREE OF MATERIAL MISSTATEMENT. AN AUDIT INCLUDES EXAMINING, ON A TEST BASIS, EVIDENCE SUPPORTING THE AMOUNTS AND DISCLOSURES IN THE FINANCIAL STATEMENTS. AN AUDIT ALSO INCLUDES ASSESSING THE ACCOUNTING PRINCIPLES USED AND SIGNIFICANT ESTIMATES MADE BY MANAGEMENT, AS WELL AS EVALUATING THE OVERALL FINANCIAL STATEMENT PRESENTATION. WE BELIEVE THAT OUR AUDITS PROVIDE A REASONABLE BASIS FOR OUR OPINION.

  IN OUR OPINION, THE CONSOLIDATED FINANCIAL STATEMENTS REFERRED TO ABOVE PRESENT FAIRLY, IN ALL MATERIAL RESPECTS, THE CONSOLIDATED FINANCIAL POSITION OF DISCOUNT AUTO PARTS, INC. AT JUNE 2, 1998 AND JUNE 3, 1997 AND THE CONSOLIDATED RESULTS OF ITS OPERATIONS AND ITS CASH FLOWS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 2, 1998, IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

                                      /S/ ERNST & YOUNG LLP

TAMPA, FLORIDA
JULY 6, 1998

                                                      [DISCOUNT AUTO PARTS LOGO]

CORPORATE INFORMATION

CORPORATE HEADQUARTERS
DISCOUNT AUTO PARTS, INC.
4900 FRONTAGE ROAD, SOUTH
LAKELAND, FLORIDA 33815
TELEPHONE: (941) 687-9226
WWW.DISCOUNTAUTOPARTS.NET

TRANSFER AGENT AND REGISTRAR
CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
85 CHALLENGER ROAD
OVERPECK CENTRE
RIDGEFIELD PARK, NEW JERSEY 07660
WWW.CHASEMELLON.COM

INDEPENDENT AUDITORS
ERNST & YOUNG LLP
P.O. BOX 740
TAMPA, FLORIDA 33601

STOCK EXCHANGE LISTING
NEW YORK STOCK EXCHANGE
TRADING SYMBOL -- DAP

ANNUAL MEETING
THE ANNUAL MEETING OF THE STOCKHOLDERS WILL BE HELD AT 10:30 AM TUESDAY, OCTOBER 6, 1998 AT:
          THE LAKELAND CENTER
          700 WEST LEMON STREET
          LAKELAND, FLORIDA 33801

NUMBER OF STOCKHOLDERS
AS OF AUGUST 10, 1998, THERE WERE APPROXIMATELY 630 STOCKHOLDERS OF RECORD.

FORM 10-K
A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 2, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE SENT TO ANY STOCKHOLDER UPON REQUEST IN WRITING TO:
          INVESTOR RELATIONS
          DISCOUNT AUTO PARTS, INC.
          4900 FRONTAGE ROAD, SOUTH
          LAKELAND, FLORIDA 33815

MARKET INFORMATION
THE COMPANY HAS NOT PAID OR DECLARED CASH DISTRIBUTIONS OR DIVIDENDS SINCE THE CONSUMMATION OF ITS INITIAL PUBLIC OFFERING IN AUGUST 1992, AND DOES NOT INTEND TO PAY CASH DIVIDENDS ON ITS COMMON STOCK IN THE FORESEEABLE FUTURE.

COMMON STOCK PRICE RANGE

            FISCAL 1998         FISCAL 1997
           -------------        -----------
           HIGH      LOW        HIGH    LOW
           ----      ---        ----    ---
QTR 1    20 15/16   17 5/8    26 1/4   22 3/8
QTR 2    24 15/16   18 3/16   25 7/8   21 1/4
QTR 3    22 5/8     18 1/2    26 3/8   12 7/8
QTR 4    25 5/8     21 1/8    19 1/4   14 1/4

OFFICERS AND DIRECTORS
PETER J. FONTAINE
CHAIRMAN, CHIEF EXECUTIVE OFFICER AND DIRECTOR

WILLIAM C. PERKINS
PRESIDENT, CHIEF OPERATING OFFICER AND DIRECTOR

C. MICHAEL MOORE
CHIEF FINANCIAL OFFICER AND SECRETARY

WARREN SHATZER
DIRECTOR
FORMER EXECUTIVE VICE PRESIDENT -- MERCHANDISING,
DISCOUNT AUTO PARTS, INC.

E.E. WARDLOW
DIRECTOR
FORMER PRESIDENT AND CHIEF OPERATING OFFICER,
KMART CORPORATION

A GORDON TUNSTALL
DIRECTOR
PRESIDENT, TUNSTALL CONSULTING

DAVID P. WALLING
DIRECTOR
FORMER VICE PRESIDENT, GENERAL CONTROLLER,
KMART CORPORATION

 [DISCOUNT AUTO PARTS LOGO]

   STORES AS OF AUGUST 12, 1998

    STATE                STORES

    FLORIDA               354
    GEORGIA                65
    MISSISSIPPI            25
    ALABAMA                17
    SOUTH CAROLINA          4
    LOUISIANA               2

   * DISTRIBUTION CENTER/
     CORPORATE HEADQUARTERS

                             [MAP OF UNITED STATES]

                           [DISCOUNT AUTO PARTS LOGO]

                           [DISCOUNT AUTO PARTS LOGO]

                             CORPORATE HEADQUARTERS
                           DISCOUNT AUTO PARTS, INC.
                           4900 FRONTAGE ROAD, SOUTH
                            LAKELAND, FLORIDA 33815
                           TELEPHONE: (941) 687-9226
                           WWW.DISCOUNTAUTOPARTS.NET

                                                                        APPENDIX



                           DISCOUNT AUTO PARTS, INC.

          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 6, 1998

     The undersigned, a stockholder of DISCOUNT AUTO PARTS, INC. (the "Company"), does hereby appoint Peter J. Fontaine, and William C. Perkins, and each of them acting individually, as the attorneys and proxies of the undersigned, with power of substitution, for and on behalf of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held at the Lakeland Center, 700 West Lemon Street, Lakeland, Florida at 10:30 a.m., local time, on October 6, 1998 and any adjournment or adjournments thereof (the "Annual Meeting"), to represent the undersigned at the Annual Meeting, and there to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting, in any manner and with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company's Proxy Statement dated August 18, 1998 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified on the reverse side.

     The shares represented by this Proxy will be voted only if this Proxy is properly executed and timely returned. In that event, such shares will be voted in the manner directed herein. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                  (Continued and to be signed on reverse side)







                              FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE FOLLOWING PROPOSALS:
                                         ---

PLEASE MARK
your votes as        / X /
indicated in
this example

1. ELECTION OF DIRECTORS.
   Nominees for Class III Directors: Peter J. Fontaine and William C. Perkins

     FOR the nominees        AUTHORITY
   listed above (except      WITHHELD            (Instruction: To withhold
     as marked to the       to vote for the      authority to vote for any
      contrary).         nominees listed above.  individual nominee, strike
                                                 a line through the nominee's
                                                 name in the list above).

       / /                      / /


2. OTHER MATTERS. Unless a line is stricken through this sentence, the proxies herein named may in their discretion vote the shares represented by this Proxy upon such other matters as may properly come before the Annual Meeting.





The undersigned acknowledges receipt of (1) the Company's 1998 Annual Report to Stockholders and (2) the Company's Notice of Annual Meeting and Proxy Statement dated August 18, 1998 relating to the Annual Meeting. The undersigned does hereby revoke any proxy previously given with respect to the shares represented by this Proxy.


Dated:                                                                , 1998
       ---------------------------------------------------------------

----------------------------------------------------------------------------
Signature

----------------------------------------------------------------------------
Signature if held jointly

NOTE: Your signature should appear as your name appears hereon. As to shares held in joint names, each joint owner should sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. If signing as attorney, executor, administrator, trustee, guardian, or in other representative capacity, please give full title as such.

                   PLEASE MARK, SIGN AND DATE THIS PROXY CARD
              AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.



                              FOLD AND DETACH HERE





                                    DISCOUNT
                                AUTO PARTS LOGO


YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.